EXHIBIT D. 3.1.1




                                STATE OF NEW HAMPSHIRE
                                      BEFORE THE
                             PUBLIC UTILITIES COMMISSION

















                         AGREEMENT TO SETTLE PSNH RESTRUCTURING











August 2, 1999
Conformed as of June 23, 2000


                           STATE OF NEW HAMPSHIRE
                                BEFORE THE
                       PUBLIC UTILITIES COMMISSION



                     AGREEMENT TO SETTLE PSNH RESTRUCTURING

August 2, 1999
Conformed as of June 23, 2000



TABLE OF CONTENTS

I. INTRODUCTION
II. DEFINITIONS
III. WRITE-OFF
IV. RATE DESIGN
V. INDIVIDUAL RATE COMPONENTS
A. DELIVERY CHARGE
B. STRANDED COST RECOVERY CHARGE
1. Part 1 - Securitized Assets
2. Part 2 - Nuclear Decommissioning, IPP Costs and Going Forward Costs
3. Part 3 - Non-Securitized Stranded Costs
4. Rate Calculation and Reconciliation
C. RISK SHARING
D. ENERGY CHARGES
1. Competitive Energy Service
2. Transition Service
3. Default Service
E. SYSTEM BENEFITS AND ENERGY CONSUMPTION TAX
1. The Low-Income Electric Assistance Program
2. Energy Efficiency Programs
F. OTHER RATE ISSUES
1. Changes in Nuclear Decommissioning and Public Policy Charges
2. Fuel and Purchased Power Adjustment Clause ("FPPAC")
3. Sharing Agreement.
4. The Rate Agreement and the Seabrook Power Contract.
G. AVOIDED COSTS FOR IPPS
H. TERMINATION OF PILOT PROGRAM

VI. TRANSMISSION AND DISTRIBUTION ISSUES
A. CLASSIFICATION OF TRANSMISSION AND DISTRIBUTION FACILITIES
B. WHITE LAKE POWER PLANT
VII. SPECIAL CONTRACT, ECONOMIC DEVELOPMENT AND BUSINESS
RETENTION CUSTOMERS
VIII. DIVESTITURE
A. GENERAL
B. TIMING AND DETAILS OF THE FOSSIL/HYDRO AUCTIONS
C. FACILITY DESCRIPTIONS
D. APPROVALS
1. Federal
2. State
3. Other
E. MUNICIPAL INTEREST IN PURCHASING HYDROELECTRIC GENERATING
ASSETS
F. HYDRO QUEBEC
1. HQ Phase II Energy Contract or Firm Energy Contract
2. HQ Energy Banking Agreement
3. HQ Support Agreements
G. WYMAN UNIT
H. OTHER POTENTIAL GENERATION SITES
I. MILLSTONE
J. VERMONT YANKEE
K. SEABROOK
L. FAILED AUCTION
IX. MARKETING OF ENERGY
A. PRUDENT OPERATION OF PSNH GENERATING ASSETS
B. MARKETING OF PSNH POWER
1. Fossil Steam, Hydroelectric, Internal Combustion and Nuclear Ownership, Entitlements or Purchase Obligations
2. Purchases from Qualifying Facilities ("IPPs") at Short Term Avoided Cost
Rates
3. Purchases from Qualifying Facilities ("IPPs") under Long-Term Contracts or PUC-Approved, Long-Term Rate Orders
C. PROCEDURE FOR REVIEW OF PLANT OPERATION AND MARKETING OF
POWER
X. EMPLOYEE PROTECTION
A. PSNH FOSSIL/HYDRO REPRESENTED EMPLOYEES
B. NAESCO REPRESENTED EMPLOYEES
C. PSNH AND NAESCO NON-REPRESENTED EMPLOYEES
D. RETIREMENT BENEFITS FOR REPRESENTED AND NON-REPRESENTED
EMPLOYEES OF PSNH
OR NAESCO
1. Pension
2. Pension Rule
3. Pension Plan Modification
4. Pension Benefits - General
5. Vesting and Years of Credited Service
E. FOSSIL/HYDRO AND NUCLEAR EMPLOYEES GENERALLY
F. PSNH RETAIL BUSINESS GROUP (T&D COMPANY) COMMITMENTS TO UNION
WORKERS
XI. CODE OF CONDUCT
XII. EXEMPT WHOLESALE GENERATOR STATUS
XIII. SECURITIZATION OF STRANDED COSTS
A. ROLE OF SECURITIZATION IN SETTLEMENT
B. LEGISLATION
C. PUC ORDER
D. RRB TRANSACTION OVERVIEW
1. Sale of RRB Property
2. Issuance of RRBs
3. Servicing of RRBs
4. RRB Charge
5. Credit Enhancement; Overcollateralization and True-Up Mechanism
E. USE OF PROCEEDS
F. STATE OVERSIGHT
XIV. OTHER PSNH COMMITMENTS
A. BANKRUPTCY OF NU OR OTHER AFFILIATES
B. DIVIDEND
C. SALE OF PSNH OR NU
XV. PROCEEDINGS TO BE TERMINATED UPON IMPLEMENTATION OF
SETTLEMENT
A. FEDERAL COURT LITIGATION
B. PUBLIC UTILITIES COMMISSION PROCEEDINGS
XVI. CONDITIONS FOR IMPLEMENTING THE SETTLEMENT
XVII. MISCELLANEOUS
A. APPLICABLE LAW
B. SUCCESSORS AND ASSIGNS
C. ENTIRE AGREEMENT
D. GENERAL PROVISIONS

APPENDICES
APPENDIX A - SUMMARY OF PROPOSED RATES
APPENDIX B - ENVIRONMENTAL RESERVE FUND IDENTIFIED SITES
APPENDIX C - ESTIMATED BALANCE OF THE ASSETS AS OF JUNE 30, 2000
APPENDIX D - FORECAST AMORTIZATION SCHEDULE
APPENDIX E - TRANSITION SERVICE / DEFAULT SERVICE PROTOCOL
APPENDIX F - FOSSIL/HYDRO ASSET AUCTION
APPENDIX G - DESCRIPTION OF PSNH FOSSIL/HYDRO ASSETS TO BE DIVESTED
VIA AUCTION
APPENDIX H - NEW HAMPSHIRE AFFILIATE TRANSACTION RULES APPLICABLE
TO
PSNH AND NU
APPENDIX I - THE CALIFORNIA AFFILIATE TRANSACTION RULES


AGREEMENT TO SETTLE PSNH RESTRUCTURING


I. INTRODUCTION

This Settlement Agreement is entered into this 2nd day of August, 1999, (and conformed as of June 23, 2000, to reflect changes and corrections made during hearings before the New Hampshire Public Utilities Commission in Docket No. DE 99-099, the requirements of Chapter 249 of the Session Laws of 2000 and Order No. 23,443 of the New Hampshire Public Utilities Commission) between the Governor of New Hampshire, the Governor's Office of Energy and Community Services, the Office of the Attorney General, Staff of the New Hampshire Public Utilities Commission, Public Service Company of New Hampshire ("PSNH") and Northeast Utilities ("NU") (collectively, the "Parties"). This Agreement is designed to provide a resolution of all major issues pertaining to PSNH in the electric industry restructuring proceeding of the New Hampshire Public Utilities Commission ("PUC") Docket No. DR 96-150, as well as in the other dockets and pending litigation described in Section XV of this Agreement. Implementation of this Agreement requires the approval of the PUC, as well as passage of securitization legislation by the New Hampshire Legislature.
The enactment of Chapter 249 of the Session Laws of 2000 meets this latter requirement. When implemented, this Agreement will result in the restructuring of PSNH in compliance with the competitive market structure objectives of both the Legislature, as set forth in RSA Chapter 374-F, and the PUC, as set forth in Docket No. DR 96-150, as well as the legislation relative to electric rate reduction financing contained in Chapter 289 of the Session Laws of 1999 and Chapter 249 of the Session Laws of 2000.

The key components of this Agreement include:

* An initial 15.3% average rate reduction for PSNH's customers, followed by subsequent decreases through the life of this Agreement.

* Substantial burden sharing by PSNH in the form of a $225 million after-tax write-off that will reduce Stranded Costs by approximately $367 million.

* Sharing of the risks of Stranded Cost recovery.

* Retail choice for all of PSNH's customers.

* Resolution of all issues pertaining to the Rate Agreement in a manner that is balanced and equitable.

* Resolution of the Fuel and Purchased Power Adjustment Clause ("FPPAC") under-recovery that will exist as of Competition Day, and elimination of FPPAC in the future.

* Rate relief that is sustainable over the long-term.

* Refinancing that benefits customers through the issuance of low-cost Rate Reduction Bonds in an amount consistent with RSA Chapter 369-B
("securitization").

* Provision for low-income assistance and energy conservation programs for PSNH's customers.

* Transition Service that provides stable and predictable prices for all customers during the transition to competition.

* Divestiture of PSNH's generating assets and purchased power obligations, including its entitlement to power generated at the Seabrook Nuclear Plant under its contract with North Atlantic Energy Corporation ("NAEC").

This Agreement is designed to be implemented on Competition Day, which is the first day of the month following the month in which the conditions contained in
Section XVI are satisfied. Until the earlier of Competition Day or October 1, 2000, PSNH's existing temporary rates for bundled service, the existing FPPAC rate of 0.383Cent/kWh, and the FPPAC BA amount of 6.281Cent/kWh will remain in effect, subject only to adjustment for future changes in Nuclear Decommissioning Charges and new levels of public policy expenditures ordered by the PUC after August 2, 1999. If Competition Day has not occurred by October 1, 2000, then effective October 1, 2000 PSNH shall temporarily reduce its current effective total rates (base rates plus FPPAC rates) by 5 percent across the board in the same manner as was used to implement the temporary rate reduction ordered in Docket No. DR 97-059 until either Competition Day or April 1, 2001, whichever occurs earlier. On Competition Day, PSNH's rates will be unbundled and retail customers will have the opportunity to choose an energy supplier. During the first year following Competition Day, this Agreement will result in an average retail rate of 10.985 Cent per kWh for a customer taking Transition Service, broken down as follows:

           Transition Service Energy Charge      4.400 Cent
           Delivery Charge                       2.800
           Hydro-Quebec Support Payments         0.130
           Stranded Cost Recovery Charge         3.400
           System Benefits Charge                0.200
           Consumption Tax                       0.055 Cent
                   Total                        10.985 Cent/kWh

Customers may be able to obtain even lower overall electricity costs by choosing a Competitive Supplier for energy.

The Parties recognize and understand that their mutual undertakings, as expressed in this Agreement, reflect their efforts to settle the issues raised in Docket No. DR 96-150, settle all outstanding federal and state proceedings involving PSNH restructuring, and lay to rest various other areas of dispute between the Parties as provided herein. The Parties agree that their understandings regarding securitization will require enactment of legislation by the New Hampshire Legislature, in addition to the approval of the PUC. Chapter 249 of the Session Laws of 2000 meets the requirement for a legislative enactment.

The Parties believe the terms of this Agreement reflect a fair resolution of all outstanding disputes that is in the public interest. More specifically, this Agreement is substantially consistent with the restructuring goals set forth in RSA Chapter 374-F and Chapter 289 of the Session Laws of 1999, including, but not limited to, near-term rate relief; retail choice; non-discriminatory open access to the electric system; unbundling of rates; equitable benefits for all customer classes; electricity prices that narrow the rate gap for New Hampshire customers; universal service and energy efficiency commitments; risk sharing by PSNH; a substantial write-off of Stranded Costs; limited Stranded Cost recovery that is appropriate, equitable and balanced; and, issuance of Rate Reduction Bonds that are not an obligation of the State, and that will provide equitable and extraordinary benefits to PSNH's customers in the form of significant rate reductions.
In compliance with the requirements of RSA 369-A:1,X(h), PSNH and the New Hampshire Electric Cooperative, Inc. ("NHEC"), have entered into a FERC-approved settlement of all issues.


II.   DEFINITIONS

Acquisition Premium: The Acquisition Premium referred to in paragraph 2(b) of the Rate Agreement.

Agreement: This Settlement Agreement signed by the Parties on August 2, 1999, including all appendices, and conformed as of June 23, 2000, to reflect changes and corrections made during hearings before the New Hampshire Public Utilities Commission in Docket No. DE 99-099, the requirements of Chapter 249 of the Session Laws of 2000 and Order No. 23,443 of the New Hampshire Public
Utilities Commission.

All-In Cost: The cost of the RRBs, including the coupon rate, any discounts or premiums, ongoing fees, the overcollateralization account, SPSE expenses, any letter of credit costs, but excluding servicing fees.

California Code: The Code of Conduct adopted by the California Public Utilities Commission, as set out in Appendix I and referred to in New Hampshire PUC Order No 22,875 issued in Docket No. DR 96-150 dated March 20, 1998.

Capacity Transfer Agreements: The Capacity Transfer Agreements between PSNH and the NU initial system referred to in paragraph 3 of the Rate Agreement.

Capital Subaccount: An account that will belong to the Special Purpose Securitization Entity, and will hold the initial capital contribution to the Special Purpose Securitization Entity and certain related amounts as described in Section XIII(D) of this Agreement.

Competition Day: The date upon which all PSNH retail customers will be able to choose a Competitive Supplier of energy. More specifically, Competition Day is the first day of the month following the month in which the conditions contained in Section XVI are satisfied.

Competitive Supplier: An "Electricity Supplier" as defined in RSA 374-F:2,II, who meets all PUC requirements to sell energy to PSNH's customers.

Default Service: The source of electric energy for customers who are not eligible for Transition Service and who are not receiving energy from a Competitive Supplier. Default service is designed to provide a temporary safety net for customers and to assure universal access and system integrity as set forth in RSA 374-F:3,V(c).

Delivery Charge: The delivery portion of the unbundled retail distribution bill.

Demand-Side Management ("DSM"): Programs traditionally designed to reduce or manage customer electricity usage as specified in Section V(E)(2).

Distribution: The portion of PSNH's delivery system subject to the regulatory jurisdiction of the PUC.

Energy Consumption Tax:  The tax specified in RSA 83-E:2.

Energy Efficiency Programs: Programs designed to improve the efficiency of, and thus reduce, customer electricity usage as specified in Section V(E)(2).

Energy Efficiency Working Group ("EEWG"): A collaborative of interested parties in PUC Docket No. DR 96-150 developing energy efficiency recommendations.

Environmental Remediation Expenditures: Costs of remediating the environmental issues at the sites identified in Appendix B.

Environmental Reserve ("ER"): A reserve account established by PSNH on its books to provide for environmental remediation expenditures, as provided in
Section V(A).

Exempt Wholesale Generator: Any entity who qualifies for Exempt Wholesale Generator status under Section 32 of the Public Utility Holding Company Act of 1935.

Failed Auction: An asset auction that results in some or all of the assets either not being bid upon at auction, or being bid at prices less than the minimum prices established or approved by the PUC.

FERC:  The Federal Energy Regulatory Commission.

Final Order: An order issued by the PUC pursuant to RSA-363:17-b on the merits of the Agreement, effective at the expiration of the rehearing period set forth in RSA 541:3, or, if the order is subject to one or more motions for rehearing, effective the date that the PUC acts on the last pending motion for rehearing pursuant to RSA 541:5.

Fuel and Purchased Power Adjustment Clause ("FPPAC"): The Fuel and Purchased Power Adjustment Clause referred to in paragraph 7 of the Rate Agreement.

Independent Power Producer ("IPP") costs: The costs to PSNH of purchasing energy and/or capacity from PURPA qualifying facilities or LEEPA facilities.

Initial Delivery Charge Period: The first thirty-three months following Competition Day during which delivery rates are set at 2.80 cents per kilowatt-hour, exclusive of Hydro Quebec transmission support payments.

Initial Transition Service End Day: The date occurring nine months after Competition Day.

LEEPA:  The Limited Electrical Energy Producers Act, RSA Chapter 362-A.

Legislature:  The General Court of the State of New Hampshire.

Low-Income Electric Assistance Program: A statewide payment assistance program designed to enable low-income residential customers to manage and afford essential electricity requirements, as provided in Section V(E)(1).

Major Storm Cost Reserve: An account to be established by PSNH to fund the costs identified in Section V(A).

New Hampshire Code of Conduct: The Code of Conduct to be adopted by the PUC pursuant to Order No. 22,875 issued in Docket No. DR 96-150 dated March 20, 1998, as provided in Section XI of this Agreement.

Non-Securitized Stranded Costs: The Stranded Costs for which recovery is allowed under Part 3 of the Stranded Cost Recovery Charge as provided in
Section V(B)(3) of this Agreement.

Nuclear Decommissioning Charge: The ongoing expenses for nuclear decommissioning for Seabrook, Millstone Unit 3 and Vermont Yankee.

Overcollateralization Subaccount: An account that will belong to the Special Purpose Securitization Entity and will hold the Overcollateralization amount on the RRBs as described in Section XIII(D) of this Agreement.

Parties: The Governor of New Hampshire, the Governor's Office of Energy and Community Services, the Office of the Attorney General, Staff of the New Hampshire Public Utilities Commission, Public Service Company of New Hampshire and Northeast Utilities.

Present Value: Unless otherwise specified, the net present value that results from applying the Stipulated Rate of Return.

Prudence: The standard of care which qualified utility management would be expected to exercise under the circumstances that existed at the time the decision in question had to be made. In determining whether a decision was prudently made, only those facts known or knowable at the time of the decision can be considered.

PSNH:  Public Service Company of New Hampshire.

PUC:  The New Hampshire Public Utilities Commission.

Purchased Power Obligation: A commitment created by contract, order or law for PSNH to purchase power from a third party.

PURPA: The Public Utility Regulatory Policies Act of 1978. Generally, 16 U.S. Code 2601, et seq.

Rate Agreement: The agreement dated November 22, 1989, as amended, executed by and between the Governor and Attorney General of the State of New Hampshire,

acting on behalf of the State of New Hampshire, and Northeast Utilities Service Company, acting on behalf of its parent Northeast Utilities.
See RSA 362-C:2,I.

Rate Reduction Bonds ("RRBs"): Bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture or other agreement of a financing entity, in accordance with New Hampshire law, the proceeds of which are used, directly or indirectly, to recover, finance, or refinance Stranded Costs, and which, directly or indirectly, are secured by evidence of ownership interests in, or are payable from, RRB property.

Recovery End Date: The risk sharing date established in Section V(C) at which recovery by PSNH of its Non-Securitized Stranded Costs ends, even if all such costs have not been recovered. The Recovery End Date may be different for various customer classes.

Reserve Subaccount: An account of the Special Purpose Securitization Entity that will hold any excess collections of RRB Charges beyond the amount needed to make periodic allocations with respect to RRB Costs as described in Section XIII(D) of this Agreement.

Retail Choice: The ability of retail electric customers to choose a Competitive Supplier on or after Competition Day.

RRB Charge:  Part 1 of the SCRC, which is dedicated to the payment of the RRBs.

RRB Costs: Principal, interest, credit enhancement costs, fees and expenses with respect to RRBs.

RRB Property: An irrevocable property right to bill and collect nonbypassable RRB Charges in amounts sufficient to recover the RRB Costs.

Seabrook Power Contract: The agreement between PSNH and North Atlantic Energy Corporation referred to in paragraph 2 of the Rate Agreement.

Service Territory: The geographic area established by the PUC as the retail electric service territory of PSNH, as such territory is depicted on the "Electric Utilities Franchise Areas" map issued by the PUC, dated July 1, 1993, together with any other geographic area in which PSNH actually provided retail electric service on such date.

Sharing Agreement:  The agreement referred to in paragraph 4 of the Rate
Agreement.

Special Purpose Securitization Entity ("SPSE"): Any special purpose trust, limited liability company, or other entity that is authorized in accordance with the terms of a finance order to issue Rate Reduction Bonds, acquire RRB Property, or both.

Stipulated Rate of Return: A rate of return calculated assuming a return on equity of 8% after tax, an equity ratio of 40%, and the weighted cost of PSNH's non-securitized long-term debt. The Stipulated Rate of Return will be computed as of two dates. The first calculation will occur on Competition Day, and will take into account the reduction in long-term debt costs occasioned by the issuance of the RRBs. The second calculation will occur as of the date of the closing of the sale of all of PSNH's fossil and hydro assets, and will take into account any additional reduction in long-term debt costs occasioned by the proceeds from the sales of those assets.

Stranded Costs: Costs, liabilities, and investments that PSNH would reasonably expect to recover if the existing regulatory structure with retail rates for the bundled provision of electric service continued, but which would likely not be recovered as a result of restructuring of the electric industry that allows retail choice of electricity suppliers unless a specific mechanism for such cost recovery is provided. See RSA 374-F:2,IV.

Stranded Cost Recovery Charge ("SCRC"): The portion of the unbundled retail delivery service bill that is a non-bypassable charge as provided in RSA Chapter 374-F:3 to recover the portion of PSNH's Stranded Costs that are allowed by this Agreement. The SCRC includes the RRB Charge, nuclear decommissioning and IPP costs, Non-Securitized Stranded Costs, and other costs and expenses allowed by this Agreement.

System Benefits Charge: A nonbypassable charge authorized by RSA 374:F:3,VI, which is designed to recover the costs of PUC-approved public benefits related to the provision of electricity, including the Low-Income Electric Assistance Program and Energy Efficiency Programs specified in this Agreement.

Tariff: The Electric Delivery Service Tariff pursuant to which PSNH will provide service beginning on Competition Day. In the event of any conflicts between the Tariff and this Agreement, the terms of this Agreement shall control.

Transition Service: Electricity supply to be made available for the time periods set forth in RSA 369-B:3,IV,b,1 to all customers who have not chosen a Competitive Supplier, or who in certain circumstances have left such a supplier. Transition Service is designed to afford customers the option of stable and predictable ceiling prices in accordance with RSA 374-F:3,V(b).

Transmission: The portion of PSNH's delivery system that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission.

Triple-A Rating: A determination by a majority of (a) Duff & Phelps Credit Rating Co., Fitch Investors Service, L.P., Moody's Investors Service, and Standard & Poor's Ratings Services, or (b) the ratings agencies in (a) that actually rate the RRBs at issuance, that the RRBs are entitled to their highest rating.

True-Up Mechanism: A periodic adjustment to the RRB Charge, which accounts for any over or under-collections of the RRB Charge.


III. WRITE-OFF

Subsequent to receipt of a Final Order from the PUC approving this Settlement Agreement as submitted by the Parties and upon satisfaction of the conditions contained in Section XVI, PSNH will write off $225 million after-tax (approximately $367 million pre-tax as of January 1, 2000). Such write-off shall take place on or before Competition Day. The write-off will be first taken against the Seabrook Deferred Return and the Acquisition Premium in a manner that will maximize benefits for customers. In addition to the write-off described above, PSNH will take an additional pre-tax write-off of $6,200,000 on or before Competition Day resulting from the settlement of issues pertaining to New Hampshire Electric Cooperative, Inc. and will also reduce its Stranded Costs by an additional $10 million upon the transfer of the following market-based wholesale contracts to an affiliate:

           Braintree                    Littleton Electric Light & Water Dept.
           Burlington Electric Dept.    Littleton, NH
           Central Maine Power          Mansfield
           Citizens Lehman              Middleton
           Citizens System              Reading
           Commonwealth Electric        Select Energy
           Danvers                      Sterling
           Fitchburg Gas & Electric     UNITIL
           Holyoke Gas & Electric       VT. Marble

IV.  RATE DESIGN

The rate design principles to which the Parties have agreed are as described below.

All classes of customers are to be charged an equal cents per kilowatt-hour amount for the System Benefits Charge and the Energy Consumption Tax (unless modified by a revision to the legislation). Other than the specific items referenced above, PSNH will recover its costs through customer, demand, meter, and usage (kWh) charges, subject to the constraint that any change to rate design will not result in a shifting of costs between the residential class and all other classes. All rate design changes will be performed on a revenue neutral basis. The average rate reduction for each class will be determined in accordance with PUC Order No. 23,443 and Chapter 249 of the Session Laws of 2000.

The average reduction for the limited number of optional rates that are already discounted may be less than the average reduction for the class, or there may be no reduction. If the percent decrease to certain optional rates is lower or if there is no decrease, the decrease to the other rates within the class will be higher in order to ensure that the class receives the overall average percentage decrease as set forth in Appendix A. Because economic development ("ED") and business retention ("BR") rates are already discounted, the average rate reduction for ED and BR customers will be less than the average reduction for the class into which ED and BR customers would ordinarily fall.

The rate design will not result in a higher bill for any customer, when comparing the customer's bill calculated as of the date of this Agreement to that bill calculated as of Competition Day, assuming that customer receives Transition Service. Having committed in this Agreement to address low-income assistance and energy conservation in a more appropriately targeted fashion, PSNH has eliminated the current "humped" design of the standard residential rate, and it has also redesigned its general service rates (Rates G, GV and LG) to provide for a smooth transition for customers who switch from one rate class to another as a result of load changes.

A table incorporating the foregoing Rate Design principles is contained in Appendix A. PSNH is filing a proposed Tariff implementing these rates with its supporting testimony. The other Parties reserve the right to file testimony supporting or opposing PSNH's proposed rate design and Tariff filing.


V.  INDIVIDUAL RATE COMPONENTS

A.   Delivery Charge

In order to insure that customers will enjoy stable and predictable prices through the transition to competition, PSNH will set the Delivery Charge at an overall average level of 2.80 cents per kilowatt-hour for the first thirty-three months following Competition Day (the "Initial Delivery Charge Period"), exclusive of Hydro Quebec transmission support payments, unless adjusted as provided herein. As discussed in Section IV of this Agreement, ("Rate Design"), the Delivery Charge includes customer, demand, meter and usage (kWh) charges. The average Delivery Charge reflects the amount necessary for that class to receive the rate reduction provided by this Agreement, once all other rate design changes have been incorporated and after taking into account all other charges provided for by this Agreement, including the Stranded Cost Recovery Charge.

No later than thirty-two months following Competition Day, PSNH will file with the PUC proposed new delivery rates, including supporting cost and rate information and pro forma adjustments based on the four most recent calendar quarters for which data are available, for effect after the end of the Initial Delivery Charge Period.

The new delivery rates shall take into account any revenues received by PSNH for servicing of outstanding RRBs subsequent to the Initial Delivery Charge Period. During the Initial Delivery Charge Period the revenues received from servicing the RRBs will be reserved in a liability account on PSNH's books and refunded with a return at the Stipulated Rate of Return when new delivery rates are determined, over such period as may be ordered by the PUC.

The new delivery rates will become effective after investigation and hearings. If the new delivery rates are suspended by the PUC, any final rates determined by the PUC will be calculated retrospectively on an aggregate basis beginning as of the end of the Initial Delivery Charge Period, with an appropriate refund or recoupment of costs made prospectively from the effective date of the PUC's order. The 2.80 Cent delivery rates proposed for the Initial Delivery Charge Period (exclusive of Hydro Quebec transmission support payments) shall not be considered a precedent for the establishment of the level of rates subsequent to the Initial Delivery Charge Period.

During the Initial Delivery Charge Period, a Major Storm Cost Reserve ("MSCR") shall be established by PSNH, and shall be funded at a rate of $3 million per year. Major storm costs shall be charged to the MSCR during that period. A "major storm" shall be defined as any time that either: (a) 10% or more of PSNH's retail customers lose power and there are more than 200 reported troubles, or (b) there are 300 or more reported troubles. As part of the filing for new delivery rates described above, PSNH will report the difference, if any, between the actual costs charged to the MSCR and the funding of the MSCR. During the Initial Delivery Charge Period, PSNH will defer any major storm costs which exceed the funding of the MSCR, and PSNH will recover or refund (with a return or interest at the Stipulated Rate of Return) during the subsequent twelve months (or such other period ordered by the PUC) any difference between the prudent costs properly charged to the MSCR and the amount of funding of the MSCR.

PSNH has established an Environmental Reserve ("ER") on its books of account. The ER is for expenditures associated with the sites specified in Appendix B and is expected to amount to $11.5 million as of January 1, 2000, with the amount to be adjusted as may be necessary to reflect any reasonable and prudent adjustments made to such books of account between the filing date of this Agreement and Competition Day. During the Initial Delivery Charge Period, PSNH will charge its actual environmental remediation expenditures for the specifically identified sites to the ER. Subsequent to the Initial Delivery Charge Period, PSNH will recover or refund (with a return or interest at the Stipulated Rate of Return) any difference over a period not to exceed three years, subject to a prudence finding for the costs charged thereto.

Because the average Delivery Charge of 2.80 cents per kilowatt-hour does not recover any Environmental Remediation Expenditures, during the Initial Delivery Charge Period PSNH will defer for future recovery environmental expenses for any new site that is identified or for any increase to estimated remediation costs for any existing sites. As part of the filing for new delivery rates, PSNH will propose recovery of any such deferrals. The PUC shall grant recovery of such costs that it determines to be prudent. If the PUC grants recovery, such deferrals shall be amortized as they are recovered through the new Delivery Charge. Any actual Environmental Remediation Expenditures will decrease the ER.

During the Initial Delivery Charge Period, the Delivery Charge shall, upon request by PSNH or on a motion by the PUC, be adjusted to fully recover any changes in PSNH's costs that the PUC determines have resulted from the imposition or modification of any tax, program, service, or accounting change resulting from an order by any regulatory agency or by the enactment or revision of any law, or in the case of accounting changes, by the Financial Accounting Standards Board ("FASB") or the Emerging Issues Task Force ("EITF"). Any such adjustment of the Delivery Charge during the first 24 months following Competition Day shall be applied as an equal change in the cost per kWh for all rate classes to which such adjustment applies.

The Delivery Charge of 2.80 cents per kilowatt-hour during the Initial Delivery Charge Period (exclusive of Hydro Quebec transmission support payments) will only apply to PSNH's customer, demand, meter, and usage
(kWh) charges. Changes to other fees and service charges (e.g., late payment charges, service connection charges, line extension charges, and fees for services provided to energy suppliers) will continue to be subject to PUC approval.

In order to achieve the Delivery Charge specified above, the Parties agree that a ten-year extension for depreciation lives is appropriate for PSNH's Transmission and Distribution assets. The Parties hereby support PSNH's request to make such an adjustment to the depreciation lives. When and if approved by the PUC, PSNH will make corresponding adjustments to the book lives of the affected assets.

PSNH will fund PUC expenses during the Initial Delivery Charge Period that are necessary to monitor Agreement compliance, to assure that Transmission and Distribution system quality and reliability are maintained, to assure that PSNH has prudently sold the output of its generating assets and entitlements prior to divestiture, to assure that allocators utilized to assess charges among affiliates are proper and timely, and for other matters deemed necessary by the PUC. If the cost to PSNH of such funding exceeds the historical special assessment of $350,000 per year, PSNH may recover the incremental amount through an increase to the Delivery Charge during the Initial Delivery Charge Period, pursuant to the provisions of this section allowing the Delivery Charge to be adjusted for changes in costs resulting from the imposition or modification of any tax, program, service or accounting change.

Revenue received by PSNH from the provision of wheeling service across PSNH's Transmission system or the Transmission system of its affiliates (except for revenues received for usage of the Hydro Quebec line) will continue to be credited on a pro-rata basis against Delivery Charge revenue requirements. Revenue received by PSNH from the provision of wheeling service across PSNH's Distribution facilities will also be credited against Delivery Charge revenue requirements. Such credit shall not affect the level of the Delivery Charge during the Initial Delivery Charge Period.

In addition to the 2.8 Cent/kWh Delivery Charge, PSNH will be allowed to recover Hydro Quebec transmission support payments. The cost of such transmission support payments shall be included on customer bills as an increase of 0.13 Cent/kWh in the Delivery Charge above the otherwise effective
2.8 Cent/kWh rate during the Initial Delivery Charge Period. The offsetting credits for all revenues received for usage of the line shall be credited to
Part 3 Stranded Costs pursuant to Section V.B.3 of this Agreement. Subsequent to the Initial Delivery Charge Period, the level of Hydro Quebec transmission support payment charges included in rates shall be determined by the PUC as part of the normal ratemaking process.

B. Stranded Cost Recovery Charge

The Stranded Cost Recovery Charge ("SCRC") will be a non-bypassable charge as provided in RSA 374-F:3 and RSA 369-B:4, IV to recover the portion of PSNH's Stranded Costs as well as other specified costs and expenses that are allowed by this Agreement. Stranded costs to be recovered through the SCRC will consist of securitized assets and Non-Securitized Stranded Costs, and the net of ongoing expenses and/or revenue requirements (including decommissioning costs) for any generating unit, entitlement or obligation that has not been sold or otherwise divested as of Competition Day. The SCRC will recover the amortization of the assets and the ongoing expenses, and will be reconciled with a return applied at the Stipulated Rate of Return to any overrecoveries or underrecoveries of costs, subject to the provisions of Section V(C), ("Risk Sharing"), except with respect to the RRB Charge, for which reconciliations shall be calculated in accordance with the True-Up Mechanism described in Section XIII. Appendix C shows the estimated balance of the assets as of July 1, 2000, and Appendix D provides an illustrative amortization schedule for the assets. Appendices C and D will be updated as required to reflect additional amortization of and/or prudent capital additions to the listed assets as of Competition Day.

For the purpose of establishing the SCRC, Stranded Costs will be divided into three parts, as described below. Part 1 will be the RRB Charge, and is the source of payment for Rate Reduction Bonds. Therefore, the right to receive all collections in respect of the Part 1 charge will be sold to the Special Purpose Securitization Entity (see Section XIII). Part 1 is expected to be billed until the expected maturity date, which is 12 years from the date of issuance of RRBs, but, in certain circumstances described herein, may be billed until the legal maturity date of the RRBs as described more fully below. Part 2 will continue for as long as there are Stranded Cost expense components in that part for which PSNH is responsible for payment. Part 3 contains other miscellaneous Stranded Costs, and recovery of Part 3 Stranded Costs by PSNH is time bounded and full recovery of such costs is not guaranteed to PSNH.

The SCRC shall be a non-bypassable charge pursuant to RSA 374-F:3 and RSA Chapter 369-B. All currently existing opportunities shall be continued for retail customers to generate or acquire electricity for their own use, other than through retail electric service, without an exit fee. The SCRC contained in Delivery Service Rate B of PSNH's tariff is just and reasonable, and does not create a charge similar to or have the same effect as an exit fee. In the event of the municipalization of a portion of PSNH's Service Territory, the PUC shall, in matters over which the Federal Energy Regulatory Commission does not have jurisdiction, or has jurisdiction but chooses to grant jurisdiction to the state, determine, to a just and reasonable extent, the consequential damages such as stranded investment in generation, storage, or supply arrangements resulting from the purchase of plant and property from PSNH and RRB costs, and shall establish an appropriate recovery mechanism for such damages. Any such damages shall be established, and shall be allocated between the RRB charge and other rates and charges, in a just and reasonable manner. Any municipality shall be allowed to initiate or continue the process of establishment, acquisition and expansion of plants according to RSA Chapter
38 as it exists upon the date of this Agreement, as well as the provisions of Chapter 249 of the Session Laws of 2000.

1. Part 1 - Securitized Assets

* Part 1 of the SCRC (the "RRB Charge") consists of the amounts required to recover RRB Costs as more fully described in Section XIII. The proceeds from securitization may be applied to the following assets: The difference between North Atlantic Energy Corporation's book value of Seabrook, determined as of Competition Day, and $100 million. This amount will be paid by PSNH to NAEC on or before Competition Day to buy down the value of the Seabrook Power Contract. This contract buy-down is subject to all required regulatory and lender approvals.

* The book value of Millstone Unit 3 as of the date that PSNH begins to separately account for its ownership of that unit pursuant to Section VIII(I) of this Agreement.
* Necessary and prudent costs associated with issuance of and closing on the securitization financing and any premiums associated with the retirement of debt and preferred stock from these proceeds up to a maximum of $15 million, such amount to include the first $700,000 of the costs of the office of the State Treasurer related to reviewing and issuing the RRBs.
* A portion of the Acquisition Premium and FAS 109 costs related thereto, which shall be measured as the difference between the proceeds of the RRBs and the total of the preceding Part 1 costs.

The net book value of the assets that comprise Stranded Costs as of Competition Day shall form the basis of the amounts to be recovered. Those values as of the end of each month for calendar years 2000 and 2001, will be agreed to by the Parties and expeditiously filed with the PUC. The values shall be used to determine the levels of Part 1 and Part 3, with the exception that any prudent capital additions or retirements at Seabrook and Millstone Unit 3 shall be added or subtracted from the stated amount.

 The Part 1 charge will be a discrete and segregated charge in order to meet the requirements for the targeted Triple-A Rated securitization. Therefore, all Part 1 collections will be allocated and remitted to the Special Purpose Securitization Entity (described below in Section XIII). Cash collections of
 Part 2 and Part 3 will not be made available to make payments on Rate Reduction Bonds. Section XIII(D) of this Agreement discusses the relationship between Part 1 collections and Parts 2 and 3 of the SCRC.

 2.	Part 2 - Nuclear Decommissioning Costs, IPP Costs and Going Forward Costs
 Part 2 of the SCRC will initially recover ongoing expenses for nuclear decommissioning (for Seabrook, Millstone Unit 3 and Vermont Yankee) and for
 IPP costs. After the earlier of the Recovery End Date or the date that Non-Securitized Stranded Costs are fully amortized, Part 2 will also be credited with a return on the accumulated deferred income taxes at the Stipulated Rate of ReturnTo the extent that PSNH is unable to divest any asset, entitlement, or obligation, and the PUC has not exercised its authority to divest under
 Section VIII(L), after the earlier of the Recovery End Date or the date that the Non-Securitized Stranded Costs are fully amortized, such going forward costs related to those assets, entitlements, or obligations shall thereafter become Part 2 costs with continued recovery. Such costs shall exclude any previously deferred amounts. The Part 2 amount to be recovered through the SCRC each month will be the expenses incurred by PSNH for the items listed above, less associated revenues and the revenue from the sale of the IPP power on the wholesale market, adjusted by the prudent costs incurred by PSNH to mitigate these IPP costs via buyouts, buydowns, or other methods. Pursuant to Chapter 249 of the Session Laws of 2000, PSNH shall be allowed to retain up to 20 percent of the savings resulting from such buyouts, buydowns, or other methods of mitigating IPP costs, subject to order of the PUC.

 In the event that there is insufficient SCRC revenue to meet both Part 1 and
 Part 2 SCRC requirements, the unrecovered Part 2 amounts will be deferred for future Part 2 recovery with a return at the Stipulated Rate of Return.

 3. Part 3 - Non-Securitized Stranded Costs

 Part 3 of the SCRC will be Non-Securitized Stranded Costs not otherwise included in Parts 1 or 2, above, offset by a return on related accumulated deferred income taxes. Non-Securitized Stranded Costs will be recovered through the SCRC in accordance with the time frame specified in the Risk Sharing provision set forth below. Non-Securitized Stranded Costs to be recovered will be the following:

* Any remaining amount of the Acquisition Premium on PSNH's books as of Competition Day that has not been securitized.
* FAS 109 costs on PSNH's books as of Competition Day related to the non-securitized portion of the Acquisition Premium.
* The value of unrecovered obligations for retired nuclear power plants (Connecticut Yankee, Maine Yankee and Yankee Rowe) on PSNH's books as of Competition Day.
* The balance on PSNH's books as of Competition Day of deferred costs associated with Independent Power Producers.
* The balance on PSNH's books as of Competition Day of deferred retail FPPAC costs.
* The value of the Vermont Yankee contract buyout payment.
* Necessary and prudent unamortized loss on reacquired debt and other costs associated with the accelerated payoff of PSNH and/or NAEC debt, exclusive of any amounts included in Part 1.

 The balance of the Non-Securitized Stranded Costs will be reduced by the following amounts:

* The net proceeds (sale price less book value less prudent sales expenses and all associated taxes not otherwise provided for in this Agreement) from the sales of PSNH's fossil and hydro assets as of the date that each sale closes. (If the sale price is less than the book value, the balance of the Non-Securitized Stranded Costs will be increased by the residual balance of the fossil and hydro assets after subtracting the net proceeds received from the sales of the assets.)
* The net proceeds from the sale of NAEC's ownership interest in the Seabrook Nuclear Plant. (If the sale price is less than the book value, the balance of the Non-Securitized Stranded Costs will be increased by the residual balance after subtracting the net proceeds received from the sale of NAEC's ownership interest.)
* $10 million upon transfer of PSNH's market-based wholesale contracts to an affiliate as described in Section III, the "Write-Off" section of this Agreement.
* Any net payment received by PSNH resulting from the termination of any wholesale requirements contract other than the Amended Partial Requirements Agreement with the New Hampshire Electric Cooperative, Inc.
* The present value of the incremental payments for the All-In Cost of Rate Reduction Bonds if that cost exceeds the interest rate guarantee made by PSNH (i.e., 6.25% if the Rate Reduction Bonds are issued on or before December 31, 1999; 7.25% if the Rate Reduction Bonds are issued during the time period of January 1, 2000 through and including June 30, 2000). If the Rate Reduction Bonds are issued on or after July 1, 2000, or if such Bonds do not achieve a Triple-A Rating, this provision does not apply.
* All proceeds received from PSNH's entitlement to the Hydro Quebec transmission line.

 The Part 3 amount recovered through the SCRC each month for Non-Securitized Stranded Costs will be equal to the amount of Non-Securitized Stranded Costs amortized each month (assuming a seven year amortization schedule), plus a return on the balance (net of related accumulated deferred income taxes) of the Non-Securitized Stranded Costs, plus any underrecovery or any accelerated amortization as described in Section V(B)(4), the Rate Calculation and Reconciliation section below, subject to the provisions of Section V(C)
 (Risk Sharing). The return applied to the balance of the Non-Securitized Stranded Costs will be the Stipulated Rate of Return. Other expenses and obligations recovered through or credited to Part 3 of the SCRC will be the following:

* The revenue requirement associated with any generating asset, entitlement, and purchased power obligation (other than Part 2 costs related to nuclear decommissioning or IPP's) prior to the divestiture of such asset, entitlement or obligation.
* The difference between the expense incurred for the purchase of power to supply Transition Service and the revenue received from customers for Transition
Service. However, PSNH shall absorb the first $7,000,000 of any such difference during the 12 months following the Initial Transition Service
End Day.
* Any positive difference between the expense incurred for the purchase of power to supply Default Service and the revenue received from customers for such service.
* Return on the accumulated deferred income taxes associated with the securitized assets at a rate equal to the Stipulated Rate of Return.

Other expenses and obligations will be reduced by the revenue from the sale of power from any generating asset, entitlement or purchased power obligation (other than IPP's) prior to the divestiture of such asset, entitlement or obligation.

Part 3 of the SCRC will cease as of the earlier of (a) the Recovery End Date described in Section V(C), the Risk Sharing section of this Agreement, or (b) the date that the Non-Securitized Stranded Costs are fully amortized.
However, to the extent that PSNH is unable to divest any asset, entitlement or obligation and the PUC has not exercised its authority to divest under
Section VIII(L), after the earlier of (a) or (b) above any such going forward costs related to those assets, entitlements, or obligations shall thereafter become Part 2 costs with continued recovery. Such costs shall exclude any previously deferred amounts. In addition, at the earlier of (a) or (b) above, the accumulated deferred income taxes associated with the securitized assets and a return thereon, will become Part 2 credits.

4.  Rate Calculation and Reconciliation

a. Prior to Recovery End Date

The overall average level of the SCRC will be 3.40 cents per kilowatt-hour for the period from Competition Day until the earlier of the date that the Non-Securitized Stranded Costs are fully amortized or the Recovery End Date described in Section V(C), the Risk Sharing section of this Agreement. During that time, PSNH will compare the amount to be recovered through Parts 1, 2 and 3 of the SCRC during each six-month period with the revenue received from the billing of the SCRC. If the Part 3 amounts to be recovered exceed the amount of revenue received through the billing of the SCRC, the difference will be deferred with a return for possible future recovery as a Part 3 amount during the next six-month period. The return will equal the Stipulated Rate of Return. In no event shall such Part 3 deferral extend beyond the Recovery
End Date. If the Part 3 amounts to be recovered are less than the amount of revenue received through the billing of the SCRC, the difference will be used to accelerate the amortization of the Non-Securitized Stranded Costs, thereby shortening the recovery period for such assets. Nothing described in this paragraph will affect the RRB Charge or its True-Up Mechanism.

As described in Section XIII, "Securitization of Stranded Costs," the RRB Charge may be increased or decreased pursuant to its True-Up Mechanism; however, the total average SCRC will be 3.40 cents/kWh prior to the earlier of the Recovery End Date or the date when the Non-Securitized Stranded Costs have been fully amortized. Thus, prior to such date, any increase in the RRB Charge will result in a decrease in recovery of Part 3. To the extent such increase in the RRB Charge is greater than the amount to be collected via
Part 3, recovery of Part 2 will also be reduced, such that the total average SCRC remains 3.40 cents/kWh. To the extent recovery of Part 1 is decreased pursuant to the True-Up Mechanism prior to the Recovery End Date, recovery of Part 3 will increase such that the total average SCRC remains 3.40 cents/kWh.

b. Upon Recovery End Date

Upon the Recovery End Date any remaining Part 3 Non-Securitized Stranded Cost balances shall be written off.

 c.   After the Recovery End Date

 After the earlier of the Recovery End Date or the date that the Non-Securitized Stranded Costs are fully amortized, the SCRC will no longer be capped at 3.40 Cent/kWh, but is expected to drop significantly, thus providing additional customer savings. Thereafter, any increases or decreases in Part 1 pursuant to the True-Up Mechanism will result in corresponding increases or decreases in the SCRC charged to customers.

After the earlier of the Recovery End Date or the date that the Non-Securitized Stranded Costs are fully amortized, PSNH will calculate Part
2 to be billed upon PUC approval during each prospective six-month period.
Any difference between the amounts to be recovered through Part 2 during any six-month period and the revenue received through the application of Part 2 during that period will be refunded or recovered with a return during the subsequent six-month period by reducing or increasing Part 2 for the subsequent six-month period. The return will be the Stipulated Rate of Return.

C. Risk Sharing

The recovery of Non-Securitized Stranded Costs in Part 3 of the SCRC described above shall be subject to the following risk sharing provision. Specifically, PSNH shall forego the right to recover all such Non-Securitized Stranded Costs that remain unrecovered as of the Recovery End Date. The Recovery End Date will initially be October 31, 2007, but shall be revised within 30 days following the closing on the sale of all fossil/hydro assets described in
Section VIII ("Divestiture") by the following durations:

1) The Recovery End Date shall be 20 days earlier for each month beyond July 1, 2000 that Competition Day occurs.

2) For purposes of computing the Stranded Cost Recovery Charge in this Agreement, the Parties have assumed that $360 million will be the net proceeds realized from the sale of the fossil and hydro assets at auction. After the latter of the fossil or hydro asset sales, the Recovery End Date shall be adjusted to be 30 days earlier for every $10 million by which the net sale proceeds of the fossil and hydro assets exceeds $360 million, or made later by 30 days for every $10 million by which the net sale proceeds of the fossil/hydro assets is less than $360 million. An adjustment of less than 30 days will be made on a pro-rata basis for residual increments, or decrements, less than $10 million.

3) For purposes of computing the Stranded Cost Recovery Charge, the Parties have assigned a 7.25% All-In Cost to the RRBs. If the Rate Reduction Bonds are issued prior to July 1, 2000, and achieve a Triple-A Rating, the Recovery End Date shall be 20 days earlier for each 25 basis points (0.25 percentage points) by which the All-In Cost of the Rate Reduction Bonds is less than 7.25%.

4) The Recovery End Date shall be adjusted for Transition Service pricing in two groups: one for residential, General Delivery Service Rate G and outdoor lighting customers and the second for all other customers, as follows:

 a) During the period from Competition Day through the Initial Transition Service End Day, the Recovery End Date for the two customer groups shall be adjusted separately, based upon each group's kWh consumption of Transition Service. The residential, General Delivery Service Rate G and outdoor lighting customers' Recovery End Date shall be 30 days earlier for every $5.5 million of incremental revenue received from that group, such incremental revenue to be determined by multiplying that group's total kWh of Transition Service consumption for the period by 0.4 cents/kWh. The Recovery End Date for all other customers shall be 30 days earlier for every $4.5 million of incremental revenue received from that group, such incremental revenue to be determined by multiplying that group's total kWh of Transition Service consumption for the period by 0.4 cents/kWh. For each group, an adjustment of less than 30 days will be made on a pro-rata basis for residual increments of less than the amounts specified above.

b) During the first twelve-month period following the Initial Transition Service End Day, the Recovery End Date applicable to residential, General Delivery Service Rate G and outdoor lighting customers shall be 20 days later for every 0.1 cents/kWh that the actual weighted average cost of Transition Service exceeds the price of Transition Service for these customers by more than 0.2 cents/kWh. During the second twelve-month period following the Initial Transition Service End Day, the Recovery End Date applicable to residential, General Delivery Service Rate G and outdoor lighting customers shall be 20 days later for every 0.1 cents/kWh that the actual weighted average cost of Transition Service exceeds the price of Transition Service for these customers.

5) The provisions of this paragraph shall only apply after the Initial Transition Service End Day. In the case of the output of nuclear and IPP entitlements, the Recovery End Date shall be adjusted for the difference between the wholesale market prices estimated for purposes of this Agreement and (a) the actual wholesale price for the sale of output of such entitlements prior to the closing of the sale of all fossil/hydro assets that are intended to be sold at auction and (b) a proxy for the actual wholesale price for the sale of the output of such entitlements after the closing of the sale of the fossil/hydro assets. For nuclear and IPP entitlements, the proxy wholesale price shall be determined based on the average price realized from the sale (under the RFP process approved by the Connecticut Department of Public Utility Control) of the output of The Connecticut Light and Power Company's and Western Massachusetts Electric Company's shares of Millstone 2, Millstone 3 and Seabrook, adjusted for differences in capacity factors. After the Initial Delivery Charge Period, the proxy prices will be escalated by 3% per year. The Recovery End Date will be adjusted for these factors as follows:

a) The Recovery End Date shall be 30 days earlier for every $10 million by which the sum of the (a) actual revenue obtained for the period following the Initial Transition Service End Day and before the closing of both the fossil and hydro asset sales and (b) projected revenue, after such closing and as defined below, received from the sale of power from PSNH's Independent Power Producer ("IPP") entitlements for the period following the Initial Transition Service End Day and ending on October 31, 2007 exceeds the estimated revenue, or made later by 30 days for every $10 million by which the sum of such actual and projected revenue is less than the estimated revenue. The estimated revenue shall be computed as $171,272,000 plus the product of $98,700 times the number of days following the Initial Transition Service End Day and ending on December 31, 2002. An adjustment of less than 30 days will be made on a pro-rata basis for residual increments of less than $10 million. The projected revenue from the sale of power from IPP entitlements shall be computed using the proxy wholesale market prices described above, and, in order to translate the proxy wholesale price into a cents per kilowatt-hour number, an annual IPP capacity factor of 95%, and the yearly megawatt-hour values listed below. The values for the years 2001 or 2002, as applicable, shall be pro-rated for the actual period following the Initial Transition Service End Day through the end of that calendar year.

       Year                     MWh
       2001                   1,126,000
       2002                   1,126,000
       2003                   1,119,000
       2004                   1,122,000
       2005                   1,095,000
       2006                     964,000
       2007                     608,300   Through Oct. 31, 2007

b) The Recovery End Date shall be 30 days earlier for every $10 million by which the sum of the (a) actual revenue obtained following the Initial Transition Service End Day and before the closing of both the fossil and hydro asset sales and (b) projected revenue received from the sale of power from PSNH's Seabrook Power Contract entitlement for the period following the Initial Transition Service End Day and ending on December 31, 2003 exceeds the estimated revenue, or made later by 30 days for every $10 million by which the sum of such actual and projected revenue is less than the estimated revenue. The estimated revenue shall be computed as $107,488,000 plus the product of $263,400 times the number of days beginning after the Initial Transition Service End Day and ending on December 31, 2002. An adjustment of less than 30 days will be made on a pro-rata basis for residual increments of less than $10 million. The projected revenue from the sale of power from PSNH's
Seabrook entitlement shall be computed using the proxy wholesale market prices described above, an annual Seabrook capacity factor of 82%, and the yearly megawatt-hour values listed below. The value for the years 2001 or 2002, as applicable, shall be pro-rated for the actual period following the Initial Transition Service End Day through the end of that calendar year.

          Year                      MWh
          2001                     2,851,000
          2002                     2,852,000
          2003                     3,154,000

6) The Recovery End Date shall be 30 days earlier (or later) for each $50 million by which the amount of RRBs issued by PSNH pursuant hereto exceeds (or is less than) $575 million.

D.  Energy Charges

On and after Competition Day, except for Transition Service and Default Service obligations established by this Agreement and obligations to purchase power from IPPs, PSNH will no longer have any obligation to build, provide, plan for, or buy energy, capacity, or other generation related services for its retail customers. Following Competition Day, three options will be available to customers for energy service: a Competitive Supplier of the customer's choice, Transition Service, or Default Service. Transition Service will be available for the time periods set forth in RSA Chapter 369-B for those customers who have not chosen a Competitive Supplier, or as otherwise provided below, thus providing stable and predictable prices during the transition to a fully competitive market. Default Service will provide a safety net and assure universal access for customers who are not receiving energy from a Competitive Supplier and who are not eligible for Transition Service.

1. Competitive Energy Service

On and after Competition Day, customers may be able to obtain even greater rate reductions by choosing from among authorized Competitive Suppliers.

2. Transition Service

Transition Service will be available for the time periods set forth in RSA Chapter 369-B for those customers who have not chosen a Competitive Supplier, or as otherwise provided below, thus providing stable and predictable prices during the transition to a fully competitive market. Transition Service will be secured in accordance with the requirements of RSA 369-B, with the costs of administering such acquisition to be considered an administrative cost of
Transition Service.   Provisions under this Agreement regarding the sale of
output into the market from PSNH's generating plants and entitlements are subject to the use of such power to provide Transition and Default Service in accordance with the provisions of RSA Chapter 369-B. All authorized energy suppliers, as limited by RSA Chapter 369-B, will be permitted to bid to provide Transition Service. The possibility of dividing the Transition Service market among the energy suppliers with the lowest bids will be considered after bid receipt and analysis, in which case a subsequent round of bidding, at the discretion of the PUC, may be used to assess its benefits. Transition Service shall be procured in such time blocks as shall prove efficient and effective after analysis of the bids is made. PSNH will offer branding to the successful bidder(s), including use of name identification on bills or bill inserts.

The retail price of Transition Service will be as set forth in RSA Chapter 369-B. If the price obtained through competitive bids is higher than the Transition Service price, the excess will be deferred and collected through the non-securitized portion of the SCRC, subject to the limitation on recovery of any such deferral as set forth in RSA Chapter 369-B, and the Recovery End Date shall be adjusted pursuant to Section V(C)(4).

Customers will be free to terminate Transition Service as of the end of any billing cycle to purchase from a Competitive Supplier in the market, without cost or penalty. PSNH shall be notified of such change by the Competitive Supplier pursuant to the terms of PSNH's Tariff. PSNH will make customers aware of their right to terminate Transition Service by prominently displaying a message to that effect on each customer's bill.

An election to terminate Transition Service by customers served under Tariff rates GV, LG or B will be final. After an election to terminate, such customers will qualify for Default Service, but not Transition Service. Remaining customers who choose to terminate Transition Service will be allowed to return to Transition Service at any time during the first year following Competition Day. Low-Income customers (as defined in Section V(E)(1), the Low-Income Electric Assistance Program section of this Agreement) will be allowed to return to Transition Service at any time during the Transition Service period. At the end of the Transition Service period at least 75 percent of customers who have not selected a Competitive Supplier will be assigned to one of the entities that have provided transition power and that qualifies as a Competitive Supplier. These assignments will be based on the ratio of transition power provided by each such supplier who is a Competitive Supplier during the period. Any Transition Service customer subject to such assignment shall be notified in advance of the assignment in a form and manner determined by the PUC. Any customers not so assigned to such an entity that has provided transition power shall be randomly assigned to other Competitive Suppliers pursuant to RSA 369-B:3, IV,b,(1),(B),(ii). The administrative cost of acquiring, billing and managing Transition Service will be recovered through the Delivery Charge for all customers.

3.  Default Service

Electricity is an essential service, and there is a risk in a competitive market that some customers will find themselves unable to secure a Competitive Supplier or they may temporarily be between suppliers. To assure universal service and system integrity, Default Service will be available to customers who are not receiving energy from a Competitive Supplier and who are not eligible for Transition Service. Default Service shall be acquired in accordance with RSA Chapter 369-B for the period of time that Transition Service is available to any customer class; thereafter, auctions to procure service for subsequent periods will be conducted at such times and on such terms and conditions as the PUC may require. Default Service shall be provided pursuant to terms and conditions established by the PUC. The administrative cost to acquire, bill and manage Default Service will be recovered as provided by statute. The price of Default Service shall be the weighted average of all successful bids. However, during the period when Transition Service is available, in no event shall the price of Default Service to the customer be less than the Transition Service prices, unless otherwise ordered by the PUC, and any differential will be used to defray Non-Securitized Stranded Costs as provided in Part 3 of the SCRC.

E.  System Benefits and Energy Consumption Tax

The System Benefits Charge will be a cents per kilowatt-hour charge designed to fund PUC-approved public benefit programs, including but not necessarily limited to the Low- Income Electric Assistance Program and the Energy Efficiency Programs specified below. The initial System Benefits Charge will be 0.2 Cent/kWh as required by RSA Chapter 369-B. The accounting for the System Benefits Charge by PSNH shall be subject to the approval of the PUC and RSA 374-F:3,VI and 374-F:4,VIII(b), as applicable. The System Benefits Charge shall be applied equally to all classes of customers and to all kilowatt-hours billed to customers taking delivery service from PSNH. The Energy Consumption Tax shall be the amount specified by RSA 83-E:2.
1. The Low-Income Electric Assistance Program

The Parties recognize that electric service is essential, and that programs and mechanisms that enable low-income residential customers to manage and afford essential electricity requirements will be necessary, in accordance with RSA 374-F:3,V(a). To accomplish this, PSNH agrees to implement a "percentage of income" payment program on Competition Day, consistent with the statewide low-income Electric Assistance Program proposed by the Low-Income Working Group and approved by the PUC during oral deliberations on May 10, 1999, as part of Docket No. DR 96-150.

The Low-Income Electric Assistance Program shall provide service to low-income residential customers on the basis of an affordable percentage of the customer's income. Individuals or families whose annual income is less than 150% of the federal poverty level shall be eligible for the low-income program, subject to funding limitations and such eligibility requirements as may be established under the PUC-approved guidelines of the Low-Income Working Group. This program will be funded by a charge assessed uniformly on all kilowatt-hours billed by PSNH as part of the System Benefits Charge.

If it appears that the statewide Low-Income Electric Assistance Program will not be ready for implementation by Competition Day, PSNH shall file with the PUC, and seek approval for an interim low-income program or discount rate to be in place from Competition Day until the implementation of the statewide program. The interim low-income program or rate will take effect on Competition Day or upon such other date as may be specified by the PUC. This interim low-income program or rate shall provide aggregate rate relief to low-income customers that is reasonably equivalent to the percentage of income payment program described above.

2.  Energy Efficiency Programs

The Parties recognize that cost-effective energy conservation measures are an important means to reduce energy usage and, in conjunction with lower rates, to reduce customers' energy bills. Consistent with the legislative directive at RSA 374-F:3,X that restructuring should include utility-sponsored energy efficiency programs targeting cost-effective opportunities which may otherwise be lost due to market barriers, the Parties understand that the PUC will decide the appropriate level of future funding for energy efficiency, informed by recommendations of the Energy Efficiency Working Group ("EEWG"). PSNH agrees to support increased energy efficiency program budgets in the EEWG and before the PUC, consistent with the System Benefits Charge figures set forth below.

Prior to Competition Day, PSNH will spend amounts ordered by the PUC for energy efficiency and DSM programs, as established in Docket No. DR 98-174 (the 1999 PSNH Conservation and Load Management proceeding) and in any subsequent proceeding. If, prior to Competition Day, the PUC has rendered a decision on the recommendations of the EEWG, the Energy Efficiency Program portion of the System Benefits Charge implemented on Competition Day shall reflect the results of that decision. Any changes in the authorized expenditures covered by this paragraph shall be subject to the rate adjustment provisions for public policy changes set forth in Section V(F)(1) of this Agreement.

F. Other Rate Issues

1. Changes in Nuclear Decommissioning and Public Policy Charges

Prior to Competition Day, any interested person may petition the PUC to adjust PSNH's bundled rates to reflect changes in the Nuclear Decommissioning Charge made after August 2, 1999 and/or any new level of public policy expenditures ordered by the PUC after August 2, 1999. The other Parties to this Agreement agree to support any such substantiated petition for an increase by PSNH.

2. Fuel and Purchased Power Adjustment Clause ("FPPAC")

The FPPAC rate will be frozen at the currently effective amount of 0.383 Cent/kWh and an FPPAC BA amount of 6.281 Cent/kWh until Competition Day, except as provided for special contracts in Section VII. On Competition Day, the FPPAC will be eliminated. Any unrecovered FPPAC balances as determined by the PUC (including deferred FPPAC charges) will be eligible for recovery as allowed under Part 3 of the SCRC. Inasmuch as the write-off that PSNH has taken under this Agreement reflects adjustments to historical FPPAC balances, the recovery of PSNH's FPPAC balance as of August 2, 1999 shall not be subject to a prudence determination. However, the recovery of any FPPAC accruals that occur after August 2, 1999 shall be subject to the prudence standard of this Agreement.

3.  Sharing Agreement.

The Sharing Agreement and the Capacity Transfer Agreements between PSNH and the NU initial system will be terminated, effective as of December 31, 1999, with no financial compensation due either party, except for capacity and transmission payments for November and December, 1999, which are estimated to be $8.4 million, and final reconciliation as determined pursuant to FERC contract requirements for amounts due with respect to entitlements or transactions occurring before this termination date.

4. The Rate Agreement and the Seabrook Power Contract.

As a condition precedent to Competition Day, NU must have obtained the consent of the New Hampshire Attorney General, and all other necessary regulatory and lender approvals, to cancel the November 22, 1989 Rate Agreement between NU and the State and the November 22, 1989 Seabrook Power Contract between PSNH and NAEC. The Attorney General hereby consents to such cancellations, contingent on implementation of this Agreement.

G. Avoided Costs for IPPs

PSNH's responsibilities and avoided cost rates on and after Competition
Day for short-term purchases of IPP power pursuant to the federal Public Utility Regulatory Policies Act and the New Hampshire Limited Electrical Energy Producers Act shall be equal to the payments received by PSNH for sales into the ISO-New England power exchange, adjusted for line losses, wheeling costs, and administrative costs. This Agreement is not intended to impair existing rate orders or contracts.

H. Termination of Pilot Program

To allow PSNH to prepare for the implementation of this Agreement, PSNH's participation in the New Hampshire Retail Competition Pilot Program (Docket No. DR 95-250) shall terminate as of pilot customer meter readings during the month following receipt of a Final Order.


VI. TRANSMISSION AND DISTRIBUTION ISSUES

A. Classification of transmission and distribution facilities

PSNH has functionally classified its Transmission and Distribution using a similar method to that proposed by PSNH in PUC Docket No. DR97-059. The proposed allocations are subject to PUC approval. The Parties agree that the allocations satisfy the FERC 7 Factor Test. The line of demarcation between Transmission and Distribution is at the high side of the facilities that interconnect with facilities rated 69 kV and above and that step-down to facilities rated at or below 34.5 kV. Following PUC approval, PSNH shall file and the Parties shall support a notification of such reclassification with FERC.

To the maximum extent allowed by federal law, non-discriminatory, open access to PSNH's transmission system shall be available to customers, electricity suppliers, marketers, aggregators, and municipal electric utilities, with charges based only on rates set by federal regulations, plus the actual cost of service for any services not subject to federal price regulation plus, for retail customers, applicable stranded cost recovery charges, RRB charges, systems benefit charges, and taxes.

B.  White Lake Power Plant

Pursuant to RSA 374-F:3,III, the White Lake Combustion Turbine plant will be retained by PSNH, and run as needed to maintain reliability and stability on PSNH's electrical delivery system. Any energy produced by this plant and the capacity represented by this plant will be sold on the wholesale market or sold to the New England Independent System Operator ("ISO") at the ISO market clearing prices in a prudent manner designed to maximize net revenues. The cost and revenue associated with this plant shall be reflected in the determination of PSNH's Delivery Charge.

In the event the White Lake power plant is rendered inoperable, the Parties agree that PSNH shall have the right, subject to PUC approval, to either repair or replace the unit with another unit of similar capabilities or seek to modify, upgrade or construct new facilities on the PSNH Transmission and Distribution system in order to maintain system integrity, if prudent and consistent with least-cost planning principles. PSNH may, at its discretion, initiate a request for the siting of a new merchant generator in this geographical area to support the reliability needs of the PSNH's electrical system.



VII. SPECIAL CONTRACT, ECONOMIC DEVELOPMENT AND BUSINESS RETENTION CUSTOMERS

As of Competition Day, PSNH will no longer be a retail energy supplier. Accordingly, it will be necessary as of that date to modify the special contracts it has with certain customers for the supply of electric energy.
To accomplish this end, all customers served under special contracts in existence as of Competition Day may elect one of the following three options. Customers will be informed by PSNH of their option rights at least 60 days prior to Competition Day. To the extent practicable, Economic Development and Business Retention customers shall have the same options.

		Option 1. The customer may retain the special contract. The prices will be dictated by the special contract, and the customer will receive energy under Transition Service and thereafter Default Service with no additional payments for energy. If the customer's special contract refers to the terms "FPPAC" and "FPPAC BA," those terms will equal the values established in Order No 23,139 in Docket No. DR 98-139 of 0.383 cents per kilowatt-hour for FPPAC and 4.955 cents per kilowatt-hour for FPPAC BA. All electrical power must be delivered through the PSNH meter except for any self-generation or co-generation currently permitted under terms of the customer's special contract; or

Option 2. The customer may have the special contract partially unbundled. The energy charges under the contract will be reduced by 4.4 cents per kilowatt-hour. The customer may contract with and receive power from any Competitive Supplier for the remaining term of the special contract. All other provisions of the special contract shall remain in effect except for the provision for PSNH as sole supplier. All electrical power must be delivered through the PSNH meter except for any self-generation or co-generation currently permitted under the terms of the customer's special contract. Once this Option 2 is elected, the customer may not return to Option 1; or

Option 3. Provided there is a termination or cancellation clause in the special contract, the customer may at any time cancel the remainder of the special contract and pay whatever termination charges are provided in the contract. Upon termination the customer will receive market energy and take other services under tariffed rates, as any other similarly situated customer. The proceeds of all termination charge payments will be used to offset Stranded Costs.

If a special contract customer makes no election on or before Competition Day, Option 1, above, will be the terms under which the customer will be served. Upon termination by the expiration of the special contract term or by the exercise of any termination provision of the special contract, the customer will receive market energy and take other services under Tariff rates.

A portion of the revenue received from special contract, ED and BR customers will contribute to the payment of Rate Reduction Bonds. Such portion shall be calculated in a manner similar to the determination of RRB cost recovery for Tariff customers. Any revenue from those customers in excess of the sum of the RRB Charge, the System Benefits Charge, the Energy Consumption Tax, the overall average Delivery Charge, and the Transition Service charge (if applicable) shall be applied to the recovery of Parts 2 and 3 of the SCRC.


VIII.   DIVESTITURE

A. General

PSNH will divest itself of its power generation assets and power purchase agreements as a result of this Agreement. This divestiture will take place through several processes including the sale of its existing power generation facilities at auction. This is in keeping with other divestitures that have been accomplished throughout New England as restructuring has taken place. The goals of the asset auctions are to maximize the net proceeds realized from the sale in order to mitigate Stranded Costs, to provide a market-based determination of Stranded Costs, and to help establish a competitive energy market, while at the same time providing certain employee protections as set forth herein.

It is likely that a time lag will exist between Competition Day, when customers are free to choose their own Competitive Supplier, and the actual closing on the sale of any or all of the power generation assets and power purchase agreements. During this period, the power produced by these assets and obtained from the power purchase agreements will be used to provide Transition Service and/or Default Service pursuant to RSA Chapter 369-B or sold in the marketplace in accordance with Section IX, the "Marketing of Energy" section of this Agreement.

The sale of generating assets will be administered by the PUC pursuant to RSA Chapter 369-B.

B. Timing and Details of the Fossil/Hydro Auctions

The fossil and hydro auction processes will consist of an initial non-binding bid phase ("First Round") during which time interested parties may bid for the entire portfolio or specified subsets. In the First Round, interested parties will be given access to the data room, invited to ask preliminary questions, and conduct initial due diligence. Following the First Round, a group of the most qualified bidders will be selected and offered the opportunity to participate in the Second Round of bidding. During the Second Round, these bidders will be given the opportunity to conduct detailed due diligence, ask detailed questions, participate in management interviews, visit the principal sites and submit binding bids. At the time of the initiation of the Second Round of bidding, the selected participants will be advised as to any mandatory groupings of the assets, on which they will be required to bid. The decision to group assets for final bidding will be based upon the results of the First Round of bids and other information that is known immediately prior to the Second Round.

As described in Section VIII(E) of this Agreement, municipalities which have expressed interest in purchasing hydroelectric generating assets, and which have not reached satisfactory terms with PSNH to purchase such assets in private sales outside the auction process, will be included in the Second Round bidding process.

Following receipt of the binding Second Round bids, PSNH may, with PUC oversight, elect to conduct an additional round of bidding, in real-time, including selected finalists, to further improve the prices that will be realized by PSNH and to improve the terms and conditions of the sale.

Pursuant to RSA Chapter 369-B, affiliates or subsidiaries of NU and Consolidated Edison, Inc. may not bid on PSNH's generating assets. A secure internet web site will be used to provide data room information and transaction documents related to the sale to interested parties and a designated financial advisor will serve as the intermediary for all communications between bidders and PSNH throughout the bidding process.

The divestiture of PSNH's fossil assets shall be separated from the sale of its hydro assets. The divestiture of the fossil assets shall occur first and the sale of the hydro assets shall occur between six months and one year following Competition Day to accommodate the special timing needs of municipalities. PSNH acknowledges that the conduct of the auction is subject to administration by the PUC, and that the personnel designated by the PUC to assist in such administration will have the right and opportunity to inquire and consult with PSNH on any aspect of the auction process, on a timely basis.

C.     Facility Descriptions

The PSNH fossil/hydro generating assets to be divested via auction are described in Appendix G.

D.  Approvals

The following approvals have been identified as being required prior to the closing of any sale, resulting from the fossil/hydro auction or other sale process:

1.  Federal

Federal approvals will be required from FERC for the transfer to the buyer of any jurisdictional facilities, the jurisdictional hydroelectric projects and FERC licenses, and the Interconnection and Operation Agreement.

Securities and Exchange Commission ("SEC") approval will be required because PSNH is a wholly-owned subsidiary of Northeast Utilities, a registered holding company under the Public Utility Company Holding Company Act of 1935 may be required.

The pre-merger notification requirements of the Hart-Scott-Rodino Act will require PSNH and the buyer to file notification regarding the intended sale.

2. State

In addition to approvals required from the PUC, the following State approvals will also be required:

Approval will be required by the Connecticut Department of Public Utility Control under Conn. Gen. Stat. Section 16-43 for the sale of any utility asset by PSNH.

Approval will be required by the Vermont Public Service Board under Vt.
Stat. tit. 30, Section 109 for the sale of PSNH's generating plant located in Canaan, Vermont.

Approval may be required from the Maine Public Utilities Commission under Me. Rev. Stat. tit. 35-A, Section 1101 for the sale of PSNH's minority interest in the Wyman 4 generating station located in Maine.

Approvals and appropriate findings from New Hampshire, Massachusetts and Connecticut regulators under section 32(c) of the Public Utility Holding Company Act of 1935.

3.  Other

The Sale may require prior consent of certain lenders under PSNH's existing credit agreements. In addition, the sale may require additional regulatory approvals that will be based on the identity and regulatory requirements applicable to the selected buyer(s) of the divested assets. PSNH will diligently seek to obtain all necessary approvals.

E. Municipal Interest in Purchasing Hydroelectric Generating Assets

Prior to the commencement of the hydro asset auction, PSNH may enter into agreements for the sale of hydroelectric generating assets to any interested municipality, subject to PUC approval. Any such assets sold in this manner will be excluded from the hydro auction. If no such agreements are reached, all interested municipalities will be able to participate in the auction process, subject to the same confidentiality, financial qualification and other requirements that will be imposed on non-municipal participants in the auction. A municipality may also petition the PUC for a valuation of a hydroelectric generating asset pursuant to Chapter 249, Section 5 of the Session Laws of 2000.

It will be necessary that any arrangements with municipalities for purchase of a hydroelectric asset satisfy the following requirements:

1. In order to be considered, the proposal from the municipality must conform to the following offer criteria:

(a) the offer must be for a specific purchase price, not subject to qualification, and payable in full at closing.

(b) the offer must clearly demonstrate the existence of adequate funding in place, or binding commitment to provide such funding at closing, sufficient to pay the price in full at closing.

(c) the offer must be to purchase the same hydroelectric generating asset, adjacent lands, grant the same employment protections and benefits and other requirements as PSNH is proposing to establish in the fossil and hydro auctions.

(d) the offer must not contain any major contingencies other than (i) approval of the price term by the PUC, and (ii) for FERC licensed facilities, approval by FERC of the transfer of the hydro license to the buyer.

2. PSNH will have the absolute right to reject any offer which does not promise to meet or exceed the price which PSNH could reasonably anticipate receiving for the asset if the asset were to be sold as part of the auction process.


F. Hydro Quebec

The purchase and sale of electricity from Hydro-Quebec ("HQ") is part of a series of agreements among HQ and certain New England utilities
(collectively, the "HQ Participants") governing the interconnection and sale of energy between NEPOOL and the HQ power systems. PSNH is a HQ Participant.

The purchase and sale between the HQ Participants and HQ is governed by the following agreements:

1. HQ Phase II Energy Contract or Firm Energy Contract

This contract, dated October 14, 1985, requires NEPOOL members to purchase 7,000 GWh of energy from HQ each year through August 2000. In the event that this allotment has not been fulfilled, the contract may be extended until August 2004 to allow NEPOOL members to meet their energy purchase obligation. This contract enables PSNH to buy firm energy utilizing its entitlement in the transmission facility through August 2000. Based on PSNH's firm transmission facility entitlements, its purchase entitlement under this agreement is on average 140 MW. Purchases of energy through this entitlement are based on the Average Fossil Fuel Cost index, which has reflected regional energy market values.

2. HQ Energy Banking Agreement

This agreement, executed on March 21, 1983, allows NEPOOL participants to deliver energy to HQ in periods of low NEPOOL incremental cost and receive it back (less any losses) in periods of high incremental cost. The energy banking agreement expires in October 2001.

3.  HQ Support Agreements

The participating New England utilities, including PSNH, also share in the cost of service associated with the New England HQ transmission facilities, as specified in the HQ support agreements. The agreements to which PSNH is a party include: (1) Terminal Facility Support Agreement; (2) Vermont Transmission Line Support Agreement; (3) New Hampshire DC Facilities Support Agreement; (4) Massachusetts DC Facilities Support Agreement; and (5) New England Power AC Facilities Support Agreements. The first two agreements were executed on December 1981 and are scheduled to terminate on the same date as Phase II support agreements. The remaining three agreements were executed on June 1, 1985, extend 30 years from the date of initial payments, and are scheduled to terminate on October 31, 2019. These agreements may be extended for an additional 20 years beyond the scheduled termination date. The annual cost of these support payments is approximately $10 million for PSNH. Because support payments are based on cost of service, they may fluctuate from year to year.

G. Wyman Unit 4

PSNH may sell its ownership interest in Wyman Unit 4, located in Yarmouth, Maine, outside of the auction process. Should there not be an executed purchase and sales agreement for the sale of PSNH's ownership interest in Wyman Unit 4 prior to there being a Final Order approving this Agreement, then that ownership interest will be included in the fossil asset auction.

H. Other Potential Generation Sites

PSNH has identified three parcels of land that may have significant potential for use as generation sites. These sites have been previously disclosed within PSNH's 1996 Long-Range Plans for Bulk Power Supply Facilities filings. These sites are the Rollins Farm site in Newington, NH; the "Ball Field" adjacent to Merrimack Station in Bow, NH; and the Garvins Falls Road site in Concord, NH.

PSNH will develop a sales strategy for soliciting interest and selling these properties no later than 30 days following the selection of a winning bidder or bidders in the later of the fossil and hydro asset auctions. The sales strategy will include a determination of the highest and best use for the properties, which will determine the maximized values and identify the appropriate target markets for these properties. The City of Concord shall be able to provide input in the development of the auction criteria for the Garvins Falls Road site. At the time that the sales process begins, PSNH will identify prospective purchasers, including all potential bidders in the initial solicitation of interest in the fossil and hydro auctions, as well as other parties who indicate an interest in these properties.

For parcels of land that are accounted for below-the-line, PSNH shall apply 50% of the amount by which the net proceeds exceed the net book value as a credit against Stranded Costs and may retain the balance of such amount for the benefit of its shareholder. For any parcels of land that are accounted for above-the-line, 100% of the net proceeds shall be used as a credit against Stranded Costs.

I. Millstone 3

On or before Competition Day PSNH will separately account for its 2.8475% ownership share of Millstone 3 such that the costs and revenues of such ownership do not impact PSNH's retail customers. The amount of PSNH's net book investment in Millstone 3 immediately prior to such separate accounting will be eligible for securitization, the cost of which will be recoverable from PSNH's customers via Part 1 of the SCRC. If PSNH's share of Millstone 3 is sold or auctioned after such separate accounting , any net proceeds may be paid as a dividend to PSNH's shareholder and PSNH's customers shall have no claim to any such proceeds.

Subsequent to such separate accounting, PSNH shall continue to be responsible for funding its pro rata share of the site-specific decommissioning cost estimate, calculated on the basis of fully funding the decommissioning trust by December 31, 2026. PSNH may enter into a contract to provide for the payment of these nuclear decommissioning costs, with full recovery of the costs of that contract being provided from PSNH's customers via Part 2 of the SCRC. PSNH's obligation thereunder may be assignable to any future owner of such share of Millstone 3. PSNH's customers shall have no responsibility for increases in decommissioning funding above the amount calculated based upon the foregoing payment schedule at Competition Day.

If for any reason the separate accounting for PSNH's share of Millstone 3 is delayed beyond Competition Day, beginning on Competition Day and continuing until such time as PSNH's ownership share of Millstone 3 is so transferred, its output will be sold into the market pursuant to Section IX and all net proceeds will be applied to Stranded Costs.

J. Vermont Yankee

PSNH is a 4.0% shareholder and sponsor company of the Vermont Yankee
Nuclear Power Corporation ("Vermont Yankee"), a Vermont corporation that owns and operates a nuclear generating unit ("Unit") having a net capability of approximately 510 megawatts electric, at a site in Vernon, Vermont. Pursuant to a Power Contract dated as of February 1, 1968, as amended, and an Additional Power Contract, dated as of February 1, 1984, each of which have been approved by the Federal Energy Regulatory Commission, PSNH is entitled to its pro rata share of the net capacity and electrical output during the Unit's operating life and is obligated to pay its respective entitlement percentage of Vermont Yankee's cost of service, including future decommissioning costs.

PSNH, in conjunction with the other sponsor companies, is seeking to cause Vermont Yankee to sell via private negotiations the Unit and related assets, including the decommissioning trust. The terms of any such sale will be set forth in a definitive agreement that provides for a closing that is subject to receipt of all required regulatory approvals, including that of the PUC. In such a transaction, PSNH may be obligated to prefund or fund its share of the future decommissioning costs of the Unit, with full recovery of such decommissioning costs from PSNH's customers via Part 2 of the SCRC. PSNH agrees to exercise reasonable efforts to negotiate the buyout or buydown of any contractual obligations that survive the sale of the Unit. If approved by the PUC, PSNH shall be entitled to full recovery of such buyout or buydown payments (exclusive of the decommissioning costs recoverable under Part 2 of the SCRC) from PSNH's customers via Part 3 of the SCRC. Further, PSNH agrees to pursue sales terms that limit its responsibility to no more than its pro rata share of the site-specific decommissioning cost estimate that exists at the time of closing and that make any future changes to the estimate the express responsibility of the buyer.

Unless otherwise ordered by the PUC, if the above transaction does not close, PSNH will offer for sale through a public auction process its interest in Vermont Yankee, including its associated contractual interests and obligations. Any sale pursuant to such auction process shall be subject to a confidential minimum price condition in an amount that will be established, in advance, by the PUC and designed to stimulate participation in the auction and to maximize proceeds. PSNH will be responsible for conducting the public auction, and the PUC shall oversee the process and approve any resulting transaction prior to the closing. Such transaction shall also be subject to the receipt of any other necessary regulatory and lender approvals.

If for any reason PSNH continues to have power entitlements from Vermont Yankee, beginning on Competition Day and continuing until such time as PSNH's entitlements to power from Vermont Yankee end, such entitlements will be sold in the marketplace in accordance with Section IX, the "Marketing of Energy" section of this Agreement.

K. Seabrook

PSNH's overmarket obligations under the Seabrook Power Contract with North Atlantic Energy Corporation ("NAEC") will be securitized and the costs thereof recovered from PSNH's customers under Part 1 of the SCRC. PSNH will use such proceeds of securitization to restructure the Seabrook Power Contract effective as of Competition Day, subject to necessary regulatory approvals, to provide for the buydown of the value of the Seabrook asset to $100 million, thereby reducing PSNH's monthly charges under the contract. NAEC may, subject to PUC approval, apply the restructuring payments it receives from PSNH to repay capital in a manner designed to most efficiently reduce its costs.

Subsequent to Competition Day, NAEC will seek PUC approval of a definitive plan to sell via public auction its share of Seabrook, with such sale to occur no later than December 31, 2003. The public auction shall be subject to PUC administration and to the requirements, if any, of the Seabrook Joint Owners Agreement. NAEC will submit a plan for the sale to the PUC. The PUC shall determine prior to the auction a confidential minimum bid for this sale, designed to stimulate participation in the auction and to maximize proceeds. NAEC shall make all reasonable efforts to include minority ownership shares (including that of The Connecticut Light and Power Company) in the sale of Seabrook, so that a controlling interest may be offered. Concurrent auctions, including ones that may be subject to regulatory oversight other than by the PUC, may be required to aggregate a controlling shares.

Subject to approval of FERC, on Competition Day NAEC will lower its overall ROE to 7%, but in the event that the PUC either rejects a proposed sale of Seabrook, or fails to act on such application within 180 days after NAEC's proposed sale application is filed with the PUC, NAEC's return on equity shall be increased from 7 percent to 150 basis points more than the average 10-year Treasury bond yield for the preceding 6 months, but not less than 7 percent nor more than 11 percent, and then readjusted accordingly at the end of every 6 month period. The increase in ROE is only applicable if the failure of the sale is through no fault of NU or PSNH.

Upon a successful sale of NAEC's share of Seabrook, the existing Seabrook Power Contract between PSNH and NAEC shall be terminated. However, subsequent to such sale, PSNH shall continue to be responsible for funding NAEC's former ownership share of decommissioning liability, calculated on the basis of full funding by December 31, 2015, using an estimated decommissioning date of 2015 or as otherwise determined by the Nuclear Decommissioning Finance Committee. PSNH may enter into a new contract to provide for the payment of Seabrook nuclear decommissioning costs, with full recovery of the costs of that contract to be recoverable from PSNH's customers via Part 2 of the SCRC. Under no circumstances will PSNH's customers have any responsibility for increases in decommissioning funding above the amount calculated based upon the foregoing payment schedule as of the sale date.

Beginning on Competition Day and continuing until such time as NAEC's ownership share of Seabrook is sold and the closing on such sale occurs, its output will be sold into the market pursuant to Section IX and all net proceeds will be applied to Stranded Costs.

L. Failed Auction

PSNH will make every reasonable effort to assure that a "failed auction" does not occur, resulting in some or all of its fossil/hydro generating stations, Seabrook, or Vermont Yankee not being sold. Steps to minimize the risk of a failed auction include the bundling of various assets as "must bid" groupings at the commencement of the Second Round of the auction process, timing requirements placed upon municipalities as described in Section VIII(E), and dedicated marketing of the assets throughout the auction process.

Should assets be left unsold as a result of the auction process, the PUC shall have the authority to order the divestiture of the asset or obligation. This may be accomplished by awarding the asset, entitlement, or obligation to the highest bidder; requiring a PSNH affiliate to pay the minimum auction price in the case of Seabrook or Vermont Yankee; requiring a PSNH affiliate to pay the net book value for fossil/hydro generating stations; conducting an absolute auction; or by such other means as the PUC deems appropriate. If there is no final sale, PSNH will retain the assets, entitlements, or obligations and bid their output into the market with the net of costs and revenues included in Part 2 of the SCRC after the earlier of the Recovery End Date or the date that the Non-Securitized Stranded Costs are fully amortized.


IX. MARKETING OF ENERGY
A. Prudent Operation of PSNH Generating Assets
Notwithstanding any other provisions of this Agreement, PSNH will be responsible for prudently operating its fossil/hydro generating assets, and for prudently managing the generation-related entitlements and purchase obligations in which it retains an interest until such time as they are sold or transferred to another entity, or a purchase obligation terminates.

B. Marketing of PSNH Power

1. Fossil Steam, Hydroelectric, Internal Combustion and Nuclear Ownership, Entitlements or Purchase Obligations

Notwithstanding any other provision of this Agreement, PSNH will be responsible for the prudent marketing of the output of any generating assets, entitlements, or purchase obligations which it owns or in which it retains an interest. Revenues from these sales will include the full capacity and energy revenue and the revenue from ancillary services related to PSNH's generating stations and entitlements, and the revenues from the resale of power purchased under purchase obligations shall include the full revenue derived from the sale of energy, capacity or other products. All revenue from these sales shall be used to reduce Non-Securitized Stranded Costs in the order and manner prescribed in the Stranded Cost Recovery Charge section of this Agreement.

2. Purchases from Qualifying Facilities ("IPPs") at Short Term Avoided Cost
Rates

For so long as PSNH is required to purchase the output from IPPs under short term avoided cost rates, it shall be deemed prudent for PSNH to sell or bid IPP power into the pool at the ISO New England market clearing price.

3. Purchases from Qualifying Facilities ("IPPs") under Long-Term Contracts or PUC-Approved, Long-Term Rate Orders

PSNH will auction its power obtained from IPPs under long-term contracts or under PUC approved long-term rate orders. Said auctions will be conducted under PUC oversight and will occur no more often than once every six months. The auctions may include all IPPs under long-term contracts and long-term rate orders or the auctions may include combinations thereof. PSNH may establish reasonable minimum bids for said auctions. If the actual bids submitted in these auctions do not meet or exceed PSNH's minimum bids or, for good reason, some IPPs are not included in the auction, PSNH may sell the output from these IPPs into the pool at a price no less than the ISO New England market clearing price until the next semiannual auction. The PUC retains jurisdiction to determine whether the minimum bid and/or the decision to exclude certain IPPs from the auction was prudent. Revenues derived from the marketing of power purchased from IPPs under long-term avoided cost rate orders and long-term contracts shall be included as a credit to Part 2 of the SCRC.

C. Procedure for Review of Plant Operation and Marketing of Power

PSNH shall annually file a report and such other information as the PUC shall require for review by the PUC supporting PSNH's plant operations and the results of the sale of the output from PSNH's plants, entitlements and purchase obligations. Such filings shall be made on a time schedule to be determined by the PUC.


X. EMPLOYEE PROTECTION

As part of the plan to divest generating assets, certain commitments have been made to represented and non-represented employees. PSNH believes that those commitments are comparable to commitments made by other New England utilities that have divested their generation. Such commitments have been made to PSNH's fossil/hydro employees and to North Atlantic Energy Service Corporation's ("NAESCO") nuclear employees.

A. PSNH Fossil/Hydro Represented Employees

PSNH is a party to a Collective Bargaining Agreement ("CBA") with the International Brotherhood of Electrical Workers ("IBEW"), Local 1837 in New Hampshire. The purchaser will be required to assume PSNH's obligations under the IBEW-PSNH Fossil/Hydro CBA at the closing of the asset sale. PSNH has also agreed to provide certain employment protections for non-represented employees, which the purchaser will also be obligated to assume at the closing. In each case, the employee commitments to be undertaken by the purchaser will also be binding upon any successor or assigns or any other entity acquirer of the purchaser. Costs associated with subsequent workforce restructuring activities will be borne solely by the purchaser.

IBEW Local No. 1837 represents the bargaining unit employees serving fossil/hydro, including PSNH Fossil/Hydro Engineering and Operations ("FHEO") Stores and Production Maintenance. The purchaser will be required to assume and perform the CBA in the form in place on the closing date. The current agreement with the IBEW local was effective as of March 21, 1999 and is expected to expire on May 31, 2002. Key provisions of the CBA include a 3 year wage and benefits package, a memorandum of understanding dated March 12, 1999 regarding the separation of the FHEO agreement from the larger PSNH-wide Retail Business Group agreement, and an addendum to the agreement covering issues related to the sale and subsequent transfer of fossil/hydro assets to a purchaser.

B. NAESCO Represented Employees

NAEC will require that any purchaser of a controlling interest in the facility provide certain assurances to employees at the time of closing. Specifically, the buyer will commit to become a party to and honor the collective bargaining agreement with Local Union Number 555 of the Utility Workers Union of America that is in effect at the time of closing.

Further, NAEC will propose to require that the buyer offer continued employment for a period of twelve months (except as describe below) following the closing to persons who were employed in represented positions during the three months prior to the closing. In addition, NAEC will work with union leadership on other negotiable benefits similar to those offered to non-represented employees.

C. PSNH and NAESCO Non-Represented Employees

The purchaser will be required to offer all non-represented fossil/hydro and nuclear employees a minimum of twelve months of employment (except as describe below) following the closing at a level of wages and benefits in the aggregate not less than such employees are receiving immediately prior to the closing. The purchaser will also be required to provide out-placement assistance workshops and tuition reimbursement of up to $3,000 per employee for job-related education courses or training to non-represented employees whose employment is involuntarily terminated during the six months following the twelve month employment period.

If the employment of non-represented employees is terminated during the first twelve months of employment with the purchaser, for reasons other than cause, those employees shall be entitled to a severance benefit from the purchaser. The severance benefit shall include but not be limited to; out-placement assistance workshops, a lump sum $3,000 payment for retraining assistance; a one-time payment equal to six months of company contributions for health care for the employee and the employee's family members covered under the Northeast Utilities Service Company group insurance plan at the time of termination; access to an Employee Assistance Program equivalent to that offered to PSNH/NAESCO employees, for a period consistent with the term of the health benefits. Additionally, the purchaser shall provide a cash severance benefit which is the greater of either a) the remainder of pay and benefits due the employee as a result of the minimum one-year employment clause or b) a severance payment calculated at two weeks of straight time pay for each full year of continuous credited service up to a maximum of 52 weeks of pay, with a minimum of 4 weeks pay.

D. Retirement Benefits for Represented and Non-Represented Employees of PSNH or NAESCO

1. Pension

The purchaser will be obligated to provide a defined benefit plan that provides at least a minimum level of pension benefits to any of the PSNH/NAESCO employees who are employed by the purchaser as of the closing and subsequently leave employment with the purchaser or subsequent purchasers. The minimum level of pension benefits that the purchaser will be obligated to provide will be calculated using the pension benefit formula applicable to the employee under the PSNH/NAESCO plans as of the closing. The purchaser's obligation with regards to this pension benefit will be calculated as the difference between (a) the employee's total pension benefit as calculated utilizing the pension benefit under PSNH's/NAESCO's plan applicable to the employee as of the closing, the employee's final average earnings (as so defined in such plan) with purchaser, and the employee's total years of service with PSNH and/or NAESCO and the purchaser and, (b) the pension benefit the employee receives from PSNH or NAESCO, (or any successor or assign). The PSNH/NAESCO portion of the employee's pension benefit will be calculated by PSNH/NAESCO as of the closing, based upon the pension benefit formula, years of credited service and final average earnings applicable to the employee as of the closing.

2. Pension Rule 85

Effective January 1, 2000, PSNH and NAESCO employees are eligible to receive full pension benefits beginning at age 55 if they have combined age and years of service totaling at least 85 (the "Rule of 85").

3. Pension Plan Modification

Any employee who is age 50 to 54 on the date of the announcement of the winning bidder(s) and whose age plus credited years of service equals or exceeds 65 years and who is subsequently involuntarily separated from employment by the purchaser, will be eligible for the following additional retirement benefits: 1) retiree life insurance equivalent to that provided to NU system retirees, beginning at separation; 2) continuation of health care benefits at COBRA rates until age 55, after which retiree health care benefits and contributions apply; and 3) the option to begin pension payments before age 55.

An employee eligible to begin receiving pension benefits before age 55 will be entitled to receive the following percentages of the total pension benefit to which the employee would be entitled at or after age 55:

                     Employee Benefits Eligibility
       Age when benefits begin         Percent of accrued age 65 benefit
                 55                           75%
                 54                           71%
                 53                           67%
                 52                           63%
                 51                           59%
                 50                           55%

4. Pension Benefits - General

The pension benefit must be guaranteed and protected from forfeiture to the same extent as any ERISA retirement plan benefit. If such benefit should be subject to Social Security or Medicare taxes that do not apply to ERISA retirement plan benefits, such benefits will be grossed up to offset any additional tax liability to the employee.

5. Vesting and Years of Credited Service

The purchaser will apply each employee's prior service with the NU system companies and service recognition/credited service which was recognized by NU towards any eligibility, vesting or other waiting period requirements under the purchaser's employee benefit plans (including, but not limited to, pension benefits, life insurance, health care benefits, and vacation and sick time), will waive any pre-existing medical condition provisions under the purchaser's health care plans in which the employees participate, and will give the employees credit for any moneys paid toward the annual deductible under such plans as of the closing. All employees who are vested in the NU plans as of the closing shall be vested as of the closing in the purchaser's plans.

E. Fossil/Hydro and Nuclear Employees generally

PSNH and NAESCO will consider offering an early retirement program to all eligible fossil/hydro and nuclear personnel. The cost of this program will be the responsibility of PSNH.

F.  PSNH Retail Business Group (T&D Company) commitments to Union Workers

PSNH will honor all existing collective bargaining agreements for non-fossil/hydro employees, including T&D employees.


XI. CODE OF CONDUCT

In PUC Order No 22,875 issued in Docket No. DR 96-150 dated March 20, 1998, the PUC permitted retail-marketing companies affiliated with jurisdictional utilities to compete for retail customers in their affiliated distribution utility's Service Territory, subject to an appropriate Code of Conduct to protect against anti-competitive behavior. In that same order, the PUC stated that, prior to the final implementation of a Code of Conduct, the equivalent Code of Conduct enacted in California should govern. The California Code is set out in Appendix I. PSNH agrees to abide by the California Code, as interpreted by the "New Hampshire Affiliate Transaction Rules Applicable to PSNH and NU" attached hereto as Appendix H until such time as the PUC adopts a New Hampshire Code of Conduct. The Parties will recommend that the Code of Conduct to be adopted by the PUC address issues such as, but not limited to, physical separation, restrictions on common management or directors, contractual or financial relationships and preferential treatment.

Regardless of the final PUC order implementing a New Hampshire Code of Conduct, PSNH agrees: that it will not use its utility status to favor any affiliated companies, that any customer and/or marketing data provided to any affiliated company will be simultaneously provided to all other Competitive Suppliers, that its generating and marketing affiliates will not share office space or personnel, that its marketing affiliates will not use the name Public Service of New Hampshire or any similar name, that its affiliates may not otherwise trade on the name or status of PSNH in marketing efforts, that its affiliates' books and accounts will be open to inspection by the PUC in accordance with the provisions of paragraph 11 of Appendix H of this Agreement, and that it and NU will cooperate to establish market power measurements and benchmarks that will be effective to monitor how the ISO-NE power marketplace is operating. The Parties agree to recommend that resolution of disputes under any market power provisions adopted by the PUC should be performed in a manner consistent with the arbitration procedures now in place under the Telecommunications Act of 1996.


XII. EXEMPT WHOLESALE GENERATOR STATUS

Should any entity to whom PSNH sells its generating assets, including any affiliate of PSNH, be qualified to seek Exempt Wholesale Generator status under Section 32 of the Public Utility Holding Company Act of 1935 and other federal law, rules and regulations, the Parties agree that they will support the purchaser's efforts to obtain any necessary approvals and findings from the PUC.


XIII. SECURITIZATION OF STRANDED COSTS

A. Role of Securitization in Settlement
The Parties recognize that securitization is a useful tool for lowering customers' bills and maximizing customer benefits. The issuance of RRBs will allow PSNH to reduce its cost of capital, thereby significantly reducing rates for customers. Securitization is expected to account for a material portion of the 15.3% average rate reduction that will be achieved when this Agreement is implemented. The Parties acknowledge that securitization of Stranded Costs is a pivotal element of the settlement, and that passage of acceptable legislation and the successful completion of the proposed bond issue are conditions to implementing this Agreement.

B. Legislation

Securitization of Stranded Costs may be considered by the PUC under Chapter 289 of the Session Laws of 1999, section 3 and Chapter 249 of the Session
Laws of 2000.   The Parties hereby commit to make all reasonable efforts to issue the RRBs as expeditiously as possible.

Such legislation authorizes, among other things, the creation by the PUC of an irrevocable property right to bill and collect nonbypassable RRB Charges in amounts sufficient to recover RRB Costs associated with the RRBs. Such irrevocable property right will be referred to as "RRB Property."

Pursuant to RSA Chapter 369-B, the State of New Hampshire has pledged , contracted, and agreed that neither the State nor any agency thereof, including the PUC, will limit or alter the RRB Charge, securitized Stranded Costs, RRB Property, or the finance order and all rights thereunder, until the RRBs and any interest, fees and expenses associated therewith are fully discharged, unless adequate provision is made for the protection of the owners or holders. The legislation also provides that RRB Property may be sold in a true sale transaction to a SPSE in order to facilitate the issuance of RRBs and directs the PUC to adjust the RRB Charges periodically in order to ensure the timely recovery of RRB Costs (see the description of the True-Up Mechanism herein).

The RRB Charges will be non-bypassable pursuant to RSA 374-F:3 and RSA Chapter 369-B, and as provided in Section V(B).

C. PUC Order
Securitization will require the prior approval by the PUC in the form of a finance order which includes the transaction description, certain findings, orders and approvals. PSNH will request findings that will maximize the likelihood of achieving a Triple-A Rating on the RRBs and the marketability of the RRB issuance.

The PUC will be requested, among other things, to: (i) approve the issuance of RRBs in an amount consistent with RSA Chapter 369-B, (ii) approve the organization and capitalization of the SPSE to which the RRB Property will be sold, (iii) establish the RRB Property and the RRB Charge, (iv) provide for the periodic adjustment of the RRB Charge via the True-Up Mechanism described herein, (v) approve the general structure and terms of the RRBs (as summarized below), (vi) approve the servicing of the RRB Charge by PSNH, as provided in Section XIII.D.3, as the initial servicer for the RRB Property (the "Servicer"), or any successor Servicer, under a servicing agreement (the "Servicing Agreement") and (vii) declare the finance order irrevocable pursuant to the legislation.

D. RRB Transaction Overview

The finance order sought by PSNH will, among other things, require approval of the following aspects of the RRB transaction, finding that they are consistent with achieving the highest rating and therefore the lowest cost on the RRBs.

1. Sale of RRB Property

a.  PSNH will form a bankruptcy-remote, wholly owned SPSE.

b. PSNH will capitalize the SPSE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs. These funds will be deposited in the Capital Subaccount (see Section XIII(D)(5)(b)). This capitalization is required in order that PSNH may treat the RRB issuance by the SPSE as debt for tax purposes.

c. An overcollateralization subaccount will be established up to the level required to achieve the highest credit rating. The amount will be finalized prior to the issuance of the RRBs and will depend primarily on rating agency requirements and tax considerations. Collections of RRB Charges with respect to overcollateralization will be deposited in the Overcollateralization Subaccount such that the amount therein will accumulate over time in accordance with a schedule set forth at issuance (see Section XIII(D)(5)(c)).

d. PSNH will sell the RRB Property to the SPSE in a transaction which will be intended and treated as a legal true sale and absolute transfer to the SPSE. A true sale of RRB Property to a bankruptcy-remote SPSE provides that, in the event of a PSNH bankruptcy, the RRB Property owned by the SPSE will not become a part of the PSNH bankruptcy estate and PSNH creditors will have no recourse to the RRB Property or RRB Charges.

2. Issuance of RRBs

a. The SPSE will issue RRBs in one or more series, each of which may be offered in one or more classes having a different principal amount, term, interest rate and amortization schedule, and reasonably consistent with the forecast amortization schedule contained in Appendix D. To the extent allowed by the PUC in the financing order, the form, term, interest rate (whether fixed or variable), repayment schedule, classes, number and determination of credit ratings and other characteristics of RRBs will be determined at the time of pricing based on then-current market conditions, in order to achieve the all-in lowest cost financing possible. Under certain circumstances, the RRBs may be subject to call provisions and may be refinanced through a subsequent issuance of RRBs to the extent such refinancing would result in a lower interest cost associated with the RRBs refinanced. At least 3 business days in advance of RRB issuance, PSNH will make an informational filing with the PUC consisting of an "Issuance Advice Letter" setting forth the final terms of the RRBs.

b. RRBs will be non-recourse to PSNH and its assets and will not be secured by a pledge of the general credit, full faith or taxing power of the State of New Hampshire or any agency or subdivision of the State of New Hampshire.

c.  The targeted rating on the RRBs will be Triple-A.

d. The RRB Charge is anticipated to be billed until the expected maturity date of the RRBs, which is 12 years from their date of issuance. However, to the extent the RRBs have not been fully amortized by such date, the RRB Charge may continue to be billed until the RRBs are fully amortized and all costs related thereto have been paid; provided, however, that in no event will the RRB Charge be billed beyond the legal maturity date of the RRBs which will not be longer than 14 years from their date of issuance.

e. RRBs will be secured by all of the assets of the SPSE, including without limitation (i) the RRB Property, (ii) the rights of the SPSE under all transaction documents such as the purchase agreement by which the SPSE acquires all rights in the RRB Property (and including any swap agreements in place with respect to floating rate RRBs), (iii) the Servicing Agreement by which PSNH, or any successor servicer, acts as Servicer for the RRB Property,
(iv) the Collection Account (as summarized below), (v) certain investment earnings on amounts held by the SPSE and (vi) the capital of the SPSE.

f. RRBs will be repaid through the collection of the RRB Charge as described in Section V(B).

g.  The RRB Charges will be non-bypassable as provided in Section V(B).

3. Servicing of RRBs

a. On behalf of the SPSE, PSNH will initially act as the Servicer for the RRB Property, and PSNH, or any successor Servicer, will be responsible for calculating, billing, collecting, and remitting the RRB Charge.

b. In consideration for its servicing responsibilities, PSNH or any successor Servicer will receive a periodic servicing fee which will be recovered through the RRB Charge. In the event of a failure of any customer to pay the RRB Charge, PSNH, as Servicer, or any utility successor to PSNH, is authorized to disconnect service to such customer to the same extent that a public utility may, under applicable law and regulations, disconnect service to a customer who fails to pay any charge. If PSNH is replaced as Servicer due to its imprudence, the PUC may consider such lost periodic servicing fees when determining new delivery rates.

c. In the event that the PUC decides to allow billing, collection, and remittance of RRB Charges by a third party supplier within the PSNH Service Territory, such authorization must be consistent with the rating agencies' requirements necessary for the RRBs to receive and maintain the targeted Triple-A Rating.

d. PSNH or any successor Servicer will periodically remit (as frequently as required by the rating agencies) collections of RRB Charges to the SPSE. The SPSE will use the RRB Charge remittances to make payments of interest, principal, fees and expenses on the RRBs and to fund certain credit enhancement reserves (the application of such remittances is described further herein). PSNH may be required to obtain a letter of credit or other credit enhancement to protect against any cash collection losses resulting from the temporary commingling of funds.

e. Depending upon the capability of PSNH's systems at the time of issuance, PSNH may utilize some type of estimation methodology to determine the amount of RRB Charges to remit to the SPSE; provided, however, that PSNH will remain liable to remit the amount of RRB Charges that it actually collects.

4. RRB Charge

a. The RRB Charge will be established at levels intended to provide for the full recovery of RRB Costs, based upon assumptions including sales forecasts, payment and charge-off patterns, and lags between SCRC billing and collection by the Servicer.

b. So that the RRB Charge may recover interest payments on the RRBs, it will be calculated to reflect the coupon on the RRBs as determined by market conditions at the time of issuance. If the RRBs are Triple-A Rated and are issued prior to December 31, 1999, the coupon rate on the RRBs will be determined by market conditions at the time of pricing, but PSNH guarantees an All-In Cost of 6.25%. If the RRBs are Triple-A Rated and are issued between January 1, 2000 and July 1, 2000, the coupon rate on the RRBs will be determined by market conditions at the time of pricing but PSNH guarantees an All-In Cost of 7.25%, (see Section V(B)(3) above).

c. The RRB Charge will be billed so long as RRBs are outstanding, but in no event after the legal final maturity.

5. Credit Enhancement; Overcollateralization and True-Up Mechanism

a. In order for the RRBs to receive a Triple-A rating, the exposure to losses due to, among other things, shortfalls in projected sales of energy, longer-than-expected delays in bill collections, and higher-than-estimated uncollectable accounts must be minimized. This will be accomplished with various forms of credit enhancement described in the finance order, including the various components of the Collection Account and the True-Up Mechanism described below.

b. The RRB Charge collections will be deposited into an interest bearing Collection Account, which will consist of a General Subaccount (which will hold the collections with respect to principal, interest, fees, and expenses) and at least three other interest bearing subaccounts: the Overcollateralization Subaccount (which will hold collections with respect to Overcollateralization (see Section XIII(D)(1)(c)), the Capital Subaccount (which will hold PSNH's initial capital contribution to the SPSE) and the Reserve Subaccount (which will hold any excess collections of RRB Charge as described below). RRB Charge collections in excess of scheduled payments of interest, principal, fees and expenses on RRBs will be allocated to: (i) the Capital Subaccount to the extent the amount therein has been reduced to below the initial capital contribution, (ii) the Overcollateralization Subaccount up to the required level set forth for such date at issuance by the rating agencies and (iii) the Reserve Subaccount any remaining amounts. To the extent that RRB Charges are insufficient to make scheduled payments of interest, principal, fees and expenses on RRBs during any period, the accounts will be drawn upon in the following order (i) the Reserve Subaccount, (ii) the Overcollateralization Subaccount and (iii) the Capital Subaccount.

c. The RRB Charge will be calculated (both initially and as a result of the True-Up Mechanism) to recover an amount in excess of the amounts needed to make payments of principal, interest, fees and expenses on RRBs (such excess, "Overcollateralization"). The actual amount of Overcollateralization required to achieve the highest credit rating will be finalized prior to the issuance of the RRBs and will depend primarily on rating agency requirements and tax considerations. The Overcollateralization will be collected over time and deposited to the Overcollateralization Subaccount such that the amount therein will accumulate over time in accordance with a schedule set forth at issuance.

d. The RRB Charge will be adjusted up or down pursuant to the True-Up Mechanism in accordance with the specific methodology described in the finance order. At the times specified in the order and as approved by the PUC, an RRB Charge adjustment will be requested such that, during the period for which that RRB Charge will be billed, RRB Charge collections will be sufficient to: (i) pay principal and interest on the RRBs in accordance with the expected amortization schedule, (ii) pay fees and expenses related to RRBs, (iii) maintain the Overcollateralization Subaccount balance at the required levels and (iv) restore the capital contribution to the Capital Subaccount to the extent it has been drawn upon to make payments on RRBs, and
(v) reduce the balance in the Reserve Subaccount to zero. When PSNH anticipates that the Recovery End Date will occur in six months, it may, at its option, initiate monthly True-Up Mechanism reconciliations. Similarly, during the twelve months prior to the expected maturity date and thereafter until the legal maturity date, PSNH may, at its option, initiate quarterly or monthly True-Up Mechanism reconciliations. When the RRBs are paid off, any balances in the Overcollateralization and Reserve will be used to reduce the
Part 2 Stranded Costs.

E. Use of Proceeds

The SPSE will transfer the proceeds it received from the issuance of the RRBs to PSNH as consideration for the RRB Property. PSNH may use the proceeds of securitization in such manner as the PUC shall approve in the finance order.

F. State Oversight

The New Hampshire State Treasurer, or other State official designated by the State Treasurer, shall have oversight over the terms and conditions of the RRB issue, including but not limited to tax aspects and such other arrangements to which the Parties may mutually agree, to assure that PSNH exercises fiscal prudence, and achieves the lowest overall cost for the RRBs.


XIV. OTHER PSNH COMMITMENTS

A. Bankruptcy of NU or Other Affiliates

PSNH and NU agree to take all possible steps to insure that the State, acting on behalf of PSNH's customers, will be entitled to participate as a party in any bankruptcy of NU, PSNH or any current or future affiliate during the term in which any Rate Reduction Bonds remain outstanding.
B.	Dividend

Except for the issuance of a dividend pursuant to 2000 N.H. Laws 249:8, PSNH agrees that it will not make dividend payments to its parent, NU, until the earliest of the date that the write-off associated with this Agreement has been taken; or the date that this Agreement is either terminated pursuant to
Section XVI or disapproved by the PUC.

C. Sale of PSNH or NU

If PSNH's T&D assets are sold within five years of Competition Day, for a premium above 1.5 times the net book value of those assets, less liabilities and obligations assumed by the purchaser ("Excess Premium"), 1/3 of the Excess Premium will be credited to Non-Securitized Stranded Costs. If NU itself is acquired or otherwise sold or merged during that same time period, it agrees that notwithstanding any contrary provision of law, the merger, acquisition or sale shall be subject to the jurisdiction of the PUC under RSA Chapters 369, 374, 378 or other relevant provisions, and that the merger, acquisition or sale shall be approved only if it be shown to be in the public interest. A merger of NU that is subject to this section shall not include acquisitions by NU of other entities.


XV. PROCEEDINGS TO BE TERMINATED UPON IMPLEMENTATION OF SETTLEMENT

A. Federal Court Litigation

On Competition Day, PSNH agrees to dismiss with prejudice the suit it brought in Federal District Court on the issuance by the PUC of its February 28, 1997 Final Plan for restructuring (D.N.H. 97-97/ D.R.I. 97-121). Due to the fact that there are other utility plaintiffs involved in the litigation, the Parties understand that the case may not be dismissed in its entirety.

B. Public Utilities Commission Proceedings

PSNH has sought to stay the following proceedings during the pendency of the approval process for this Agreement, and those proceedings shall be dismissed with prejudice upon PUC approval and adoption of legislation authorizing implementation of the Agreement.

1. DR 96-148
This proceeding was brought by the PUC to determine whether PSNH had used its 'best efforts' to negotiate with IPPs.

2. DR 96-149
This proceeding was brought by the PUC to investigate whether FERC's "light loading" rules applied to PSNH's purchases from IPPs.

3. DR 96-424
This proceeding was brought to explore whether a commercial customer should be able to self generate without any obligation to support system costs.

4. DR 97-014 and DR 98-014
These proceedings were brought to consider PSNH's recovery of fuel and purchased power expenses.

5. DR 97-059
This proceeding was brought to determine new base rates for PSNH.

6. DE 97-167
This proceeding was brought to investigate whether PSNH should have joined the suit brought by other utilities against NU to recover losses alleged to have resulted from NU's management of Millstone 3.

7. DF 97-185
This proceeding was brought to allow the PUC to conduct a management audit of PSNH in relation to the ongoing rate case.

8. DR 98-006 and DR 98-071
These proceedings were brought to evaluate the Least Cost Integrated Resource Plan ("LCIRP") filing by PSNH.

9. DSF 99-066 and DE 00-092
These proceedings were brought to complete the annual reviews of PSNH's proposed bulk power projects.


XVI.  CONDITIONS FOR IMPLEMENTING THE SETTLEMENT

All conditions set forth in this section must be met to the satisfaction of all Parties as a condition precedent to implementation of this Agreement, and the Parties hereby agree to take all reasonable measures to ensure fulfillment of these conditions. The failure of any of these conditions to be fulfilled will result in termination of the Agreement, subject to the provisions of Section XVII(D).

A. The PUC must approve this Agreement by a Final Order, without condition or modification, unless otherwise agreed to by the Parties as provided in
Section XVII(D).

B. PSNH and NAEC must receive approval from the appropriate lenders pursuant to existing credit agreements.

C. Legislation must be enacted allowing the securitization of assets and the issuance of Rate Reduction Bonds in a manner fully consistent with the terms of this Agreement. This condition has been met by the enactment of Chapter 249 of the Session Laws of 2000.

D.  PSNH must close on the issuance of the Rate Reduction Bonds.

E. PSNH must have entered into agreements to sell power from any remaining entitlements; or there must be an arrangement in place for PSNH to sell such entitlements into the wholesale market.

F. All necessary final approvals, without condition or modification, for other jurisdictional matters must be obtained, as required, from the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the Nuclear Regulatory Commission, and the Connecticut Department of Public Utility Control.


XVII. MISCELLANEOUS

A. Applicable Law

This Agreement shall be governed by the laws of the State of New Hampshire. The Parties agree that any disputes regarding this Agreement will be subject to the jurisdiction of the PUC and the appellate jurisdiction of the New Hampshire Supreme Court.

B. Successors and Assigns

The rights conferred and obligations imposed on the Parties to this Agreement shall be binding on or inure to the benefit of their successors in interest or assignees as if such successor or assignee was itself a Signatory hereto.

C. Entire Agreement

This Agreement contains the entire agreement among the Parties respecting the subject matter herein and supersedes all prior agreements and understandings between them, including the Memorandum of Understanding among the Parties dated June 14, 1999. The agreements contained herein are interdependent and not severable, and they shall not be binding upon, or deemed to represent positions of, the Parties if they are not approved in full and without modification or condition by the Commission subject to subsection D of this section, below.

D. General Provisions

If the PUC does not approve this Agreement in its entirety and without modification or condition, the Parties shall have an opportunity to amend or terminate this Agreement. If terminated, this Agreement shall be deemed withdrawn and shall not constitute a part of the record in any proceeding or be used for any purpose.

This Agreement is the product of settlement negotiations. The content of those negotiations shall be privileged and all offers of settlement shall be without prejudice to the position of any party or participant presenting such offer.

Acceptance of this Agreement by the PUC shall not be deemed to restrain the PUC's exercise of its authority to promulgate future orders, regulations or rules which resolve similar matters affecting other parties in a different fashion.

The PUC's approval of this Agreement shall endure so long as necessary to fulfill the express objectives of this Agreement, as supplemented by Chapter 249 of the Session Laws of 2000.

The approvals contemplated by this Agreement shall not be construed as requiring the PUC to relinquish its authority to develop new policies and issue orders or to initiate investigations when it deems such actions are in the public good.

As described below, this Settlement Agreement does not affect the jurisdiction of the PUC. To the extent that there is a dispute among parties in Docket No. DR 96-150 regarding the jurisdiction of the PUC and the FERC over the determination and recovery of Stranded Costs caused by state-mandated retail access policies, the Parties intend that nothing in this Settlement Agreement should resolve that dispute, affect the authority of either regulatory body over this issue, or limit the ability of the Parties to raise arguments or defenses relating to this jurisdictional issue. Notwithstanding any other provision of this Agreement, no provision herein shall be deemed to determine this jurisdictional issue. Accordingly, the Parties view this Agreement as a negotiated resolution of the issues presented by the restructuring of PSNH in the context of the PUC's electric utility restructuring proceeding.

The Parties agree to support this Agreement before the PUC and in any related legal proceedings or legislative inquiries or hearings, and to take all such action as is necessary to secure approval and implementation of the provisions of this Agreement.(c) NUSCO, 1999

Signed this 2nd day of August, 1999




/s/                                             /s/
Jeanne Shaheen                                 Michael G. Morris
Governor of the State of New Hampshire        Chairman, President and Chief
State House                                   Executive Officer
Concord, NH  03301                            Northeast Utilities
                                              107 Selden Street
                                              Berlin, CT 06037



/s/                                    /s/
Philip T. McLaughlin                  William T. Frain, Jr.
Attorney General                      President and Chief Operating Officer
of the State of New Hampshire         Public Service Company of New
33 Capitol Street                     Hampshire
Concord, NH  03301                    1000 Elm Street
                                      P.O. Box 330
                                      Manchester, NH 03105



/s/
Thomas B. Getz
Executive Director and Secretary
New Hampshire Public Utilities Commission
8 Old Suncook Road
Concord, NH  03301





/s/
Deborah J. Schachter
Director
Governor's Office of Energy and Community Services
57 Regional Drive
Concord, NH  03301



APPENDIX A - SUMMARY OF PROPOSED RATES


                  Public Service Company of New Hampshire
                    Current and Target Revenue by Class

                               Total Revenue

                           Billed
                           KWH                  Current
Rate Class                 Sales (1)            Rates (2)          Target (3)

Residential Service        2,294,071,493       $333,425,361       $277,903,821
General Service            1,421,780,341        182,776,854        156,466,927
Primary General Service    1,219,154,700        133,906,224        114,783,415
Large General Service        559,072,437         57,205,610         49,874,852
Outdoor Lighting Service      40,858,107         10,553,509          8,980,203
Total Retail               5,534,937,078       $717,867,558       $608,009,218



                              Revenue, Cent/kWh

                           Current                           Percentage
Rate Class                 Rates           Target            Decrease

Residential Service        14.534          12.114            16.7%
General Service            12.855          11.005            14.4%
Primary General Service    10.984           9.415            14.3%
Large General Service      10.232           8.921            12.8%
Outdoor Lighting Service   25.830          21.979            14.9%
Total Retail               12.970          10.985            15.3%


Note: all amounts are based on the 9/98 test year as proformed, excluding special pricing.
(1) Sales for the Outdoor Lighting class have been recalculated based on the new kWh amounts shown in the Delivery Service Tariff.
(2) Represents revenues for the 9/98 test year, proformed to the level of Tariff 38 (temporary) base rates with an FPPAC rate of 0.383 Cent/kWh.
(3) Includes a Transition Service energy charge of 4.400 Cent/kWh.



APPENDIX B - ENVIRONMENTAL RESERVE FUND IDENTIFIED SITES

	Messer Street former Manufactured Gas Plant ("MGP") (Laconia, NH) Keene former MGP (Keene, NH)
	Nashua former MGP (Nashua, NH)
	Dover former MGP (Dover, NH)
	Franklin former MGP (Franklin, NH)
	Calcutt Landfill  (Dover, NH)
	Coakley Landfill Superfund Site (Greenland & North Hampton, NH) Port Refinery Superfund Site (Ryebrook, NY)
	Portland - Bangor Disposal Site (Portland, ME)
	Manchester Steam former Generating Plant (Manchester, NH)
	Cocheco former Generating Plant (Dover, NH)
	Seabrook Station former Landfill (Hampton, NH)




APPENDIX C - ESTIMATED BALANCE OF THE ASSETS AS OF JUNE 30, 2000



                            (Millions of Dollars)

                                         06/30/00      06/30/00      06/30/00
                                          Book          Market       Strandable
                                          Balance       Value        Assets

Seabrook Over-Market Generation Assets       594        100           494
MP3 Over-Market Generation assets             82          0            82
Fossil Over-Market Generation assets(12/00)  178        290          -112
Hydro Over-Market Generation assets(12/01)    24         70           -46
Seabrook Deferred Return - NAEC               90          0            90
Seabrook Deferred Return - PSNH               15          0            15
Acquisition Premiums                         310          0           310
Acquisition Premiums - F109                  185          0           185
Unrecovered Obligation - YAEC, CY, MY         50          0            50
Deferred SPP Costs                           102          0           102
Deferred FPPAC Costs                         107          0           107
Deferred VY Contract Termination Payments      0         -9             9
Deferred IPP Contract Termination Payments     0          0             0
Market Value of Wholesale Power Contracts      0         10           -10
Reserves for NHEC Settlement                 -24          0           -24
Deferred NOx Allowance Credits (12/00)        -5          0            -5
Deferred FAS 109 Regulatory Liability          0          0             0
Unamortized Loss of Reacq. Debt (6/00)         3          0            23
Unamortized Loss on Reacq. Debt (12/00)        0          0            11
Unamortized Loss on Reacq. Debt (12/01)        0          0             3

Total Assets                                1711        461          1284



                             (Millions of Dollars)

                                             2000                06/30/00
                                             Written-Off         Securitized

Seabrook Over-Market Generation Assets           0                 494
MP3 Over-Market Generation assets                0                  64
Fossil Over-Market Generation assets(12/00)      0                   0
Hydro Over-Market Generation assets(12/01)       0                   0
Seabrook Deferred Return - NAEC                 90                   0
Seabrook Deferred Return - PSNH                 15                   0
Acquisition Premiums                           162                   0
Acquisition Premiums - F109                     97                   0
Unrecovered Obligation - YAEC, CY, MY            0                   0
Deferred SPP Costs                               0                   0
Deferred FPPAC Costs                             0                   0
Deferred VY Contract Termination Payments        0                   0
Deferred IPP Contract Termination Payments       0                   0
Market Value of Wholesale Power Contracts        0                   0
Reserves for NHEC Settlement                     0                   0
Deferred NOx Allowance Credits (12/00)           0                   0
Deferred FAS 109 Regulatory Liability            0                   0
Unamortized Loss of Reacq. Debt (6/00)           1                  17
Unamortized Loss on Reacq. Debt (12/00)          0                   0
Unamortized Loss on Reacq. Debt (12/01)          0                   0

Total Assets                                   364                 575



                                (Millions of Dollars)

                                                                  Amort.
                                              Amortized           Years

Seabrook Over-Market Generation Assets            0               12
MP3 Over-Market Generation assets                18               12
Fossil Over-Market Generation assets(12/00)    -112               12
Hydro Over-Market Generation assets(12/01)      -46
Seabrook Deferred Return - NAEC                   0
Seabrook Deferred Return - PSNH                   0
Acquisition Premiums                            148               12
Acquisition Premiums - F109                      88               12
Unrecovered Obligation - YAEC, CY, MY            50                8
Deferred SPP Costs                              102               12
Deferred FPPAC Costs                            107               12
Deferred VY Contract Termination Payments         9               12
Deferred IPP Contract Termination Payments        0               12
Market Value of Wholesale Power Contracts       -10                1
Reserves for NHEC Settlement                    -24
Deferred NOx Allowance Credits (12/00)           -5
Deferred FAS 109 Regulatory Liability             0
Unamortized Loss of Reacq. Debt (6/00)            5               12
Unamortized Loss on Reacq. Debt (12/00)          11
Unamortized Loss on Reacq. Debt (12/01)           3

Total Assets                                    345






APPENDIX D - FORECAST AMORTIZATION SCHEDULE
APPENDIX D - FORECAST AMORTIZATION SCHEDULE FOR STRANDABLE ASSETS

                                 (Thousands of Dollars)

                                          Year Ending 12/31:
                                          06/30/00     7/00-12/00

Seabrook Over-Market Generation Assets
                        Securitized            -           13,171
MP-3 Over-Market Generation Assets
                        Securitized            -            1,703
                        Amortized              -              762
Fossil Over-Market Generation Assets(12/00)    -              -
Hydro Over-Market Generation Assets(12/01)
Seabrook Deferred Return - NAEC
                        Written-off            89,892         -
Seabrook Deferred Return - PSNH
                        Written-off            15,169         -
Acquisition Premiums
                        Written-off            161,963        -
                        Securitized               -           -
                        Amortized                           6,178
Acquisition Premiums - F109
                        Written-off             96,788        -
                        Securitized                -          -
                        Amortized                  -        3,692
Unrecovered Obligation - YAEC, CY, MY              -        3,538
Deferred DOE Assessment                            -            9
Deferred SPP Costs -                                        4,240
Deferred FPPAC Costs                               -        4,458
VY Contract Termination Payment                    -          392
Market Value of Wholesale Power Contracts          -         (417)
Reserves for NHEC Settlement                       -       (1,008)
Deferred NOx Allowance Credits                     -            -
Unamort. Loss on Reacq. Debt - Exist               -           124
Unamort. Loss on Reacq. Debt - 6/00                -            90
Unamort. Loss on Reacq. Debt - 12/00               -             -
Unamort. Loss on Reacq. Debt - 12/01               -             -
Financing Costs - 6/00
                        Written-off                599           0
                        Securitized                  -         453
                    Total                      364,411      37,386

Total Write-Off                               364,411            -
Total Securitized                                   -       15,327
Total Amortization                                  -       22,059
                                  Total       364,411       37,386

Balance of Total Stranded Assets              920,271       882,886

Securitization:                               06/30/00         2000
Total Payment                                                35,941
Interest Payment (at 7.25%)                                  20,614
Principal Payment                                            15,327
Principal Balance EOY                         575,000       559,673






                             (Thousands of Dollars)

                                                Year Ending 12/31:
                                                    2001     2002

Seabrook Over-Market Generation Assets
                         Securitized              27,812    29,897
MP-3 Over-Market Generation Assets
                         Securitized               3,597     3,867
                         Amortized                 1,524     1,524
Fossil Over-Market Generation Assets(12/00)      (9,781)    (9,781)
Hydro Over-Market Generation Assets(12/01)            -     (4,401)
Seabrook Deferred Return - NAEC
                          Written-off                 -         -
Seabrook Deferred Return - PSNH
                          Written-off                 -         -
Acquisition Premiums
                          Written-off                 -         -
                          Securitized                 -         -
                          Amortized              12,356      12,356
Acquisition Premiums - F109
                          Written-off              -           -
                          Securitized              -           -
                          Amortized               7,384       7,384
Unrecovered Obligation - YAEC, CY, MY             7,048       6,901
Deferred DOE Assessment                              18          18
Deferred SPP Costs -                              8,481       8,481
Deferred FPPAC Costs                              8,917       8,917
VY Contract Termination Payment                     783         783
Market Value of Wholesale Power Contracts          (833)       (833)
Reserves for NHEC Settlement                      (2,017)    (2,017)
Deferred NOx Allowance Credits                      (391)      (391)
Unamort. Loss on Reacq. Debt - Exist                 249        249
Unamort. Loss on Reacq. Debt - 6/00                  181        181
Unamort. Loss on Reacq. Debt - 12/00                 953        953
Unamort. Loss on Reacq. Debt - 12/01                   -        248
Financing Costs - 6/00
                          Written-off                  -         -
                          Securitized                957      1,029
                               Total              67,235     65,361

Total Write-Off                                    -          -
Total Securitized                                 32,366    34,792
Total Amortization                                34,869    30,569
                                Total             67,235    65,361

Balance of Total Stranded Assets                 815,651   750,290

Securitization:                                    2001      2002
Total Payment                                     71,881     71,881
Interest Payment (at 7.25%)                       39,515     37,089
Principal Payment                                 32,366     34,792
Principal Balance EOY                             527,307    492,515









                                       (Thousands of Dollars)
                                         Year Ending 12/31:
                                            2003          2004

Seabrook Over-Market Generation Assets
                            Securitized     32,138       34,547
MP-3 Over-Market Generation Assets
                            Securitized      4,156        4,468
                            Amortized        1,524        1,524
Fossil Over-Market Generation Assets(12/00) (9,781)      (9,781)
Hydro Over-Market Generation Assets(12/01)  (4,401)      (4,401)
Seabrook Deferred Return - NAEC
                           Written-off         -             -
Seabrook Deferred Return - PSNH
                           Written-off         -             -
Acquisition Premiums
                          Written-off          -             -
                          Securitized          -             -
                          Amortized       12,356        12,356
Acquisition Premiums - F109
                         Written-off          -             -
                         Securitized          -             -
                           Amortized       7,384         7,384
Unrecovered Obligation - YAEC, CY, MY      6,718         6,700
Deferred DOE Assessment                      18             18
Deferred SPP Costs -                      8,481          8,481
Deferred FPPAC Costs                      8,917          8,917
VY Contract Termination Payment             783            783
Market Value of Wholesale Power Contracts  (833)          (833)
Reserves for NHEC Settlement             (2,017)        (2,017)
Deferred NOx Allowance Credits             (391)          (391)
Unamort. Loss on Reacq. Debt - Exist        249            249
Unamort. Loss on Reacq. Debt - 6/00         181            181
Unamort. Loss on Reacq. Debt - 12/00        953            953
Unamort. Loss on Reacq. Debt - 12/01        248            248
Financing Costs - 6/00
                       Written-off           -              -
                       Securitized        1,106          1,189
                       Total             67,786         70,572

Total Write-Off                              -             -
Total Securitized                       37,400          40,204
Total Amortization                      30,386          30,368
                       Total            67,786          70,572

Balance of Total Stranded Assets       682,504          611,932

Securitization:                         2003              2004
Total Payment                           71,881          71,881
Interest Payment (at 7.25%)             34,481          31,677
Principal Payment                       37,400          40,204
Principal Balance EOY                  455,115         414,911









                                 (Thousands of Dollars)

                                          Year Ending 12/31:
                                               2005          2006

Seabrook Over-Market Generation Assets
                          Securitized         37,136        39,921
MP-3 Over-Market Generation Assets
                          Securitized          4,803         5,163
                          Amortized            1,524         1,524
Fossil Over-Market Generation Assets(12/00)   (9,781)       (9,781)
Hydro Over-Market Generation Assets(12/01)    (4,401)       (4,401)
Seabrook Deferred Return - NAEC
                         Written-off            -              -
Seabrook Deferred Return - PSNH
                         Written-off            -              -
Acquisition Premiums
                         Written-off            -              -
                         Securitized            -              -
                         Amortized             12,356        12,356
Acquisition Premiums - F109
                        Written-off             -              -
                        Securitized             -              -
                        Amortized               7,384         7,384
Unrecovered Obligation - YAEC, CY, MY           6,229         5,992
Deferred DOE Assessment                            18            18
Deferred SPP Costs -                            8,481         8,481
Deferred FPPAC Costs                            8,917         8,917
VY Contract Termination Payment                   783           783
Market Value of Wholesale Power Contracts        (833)         (833)
Reserves for NHEC Settlement                   (2,017)       (2,017)
Deferred NOx Allowance Credits                   (391)         (391)
Unamort. Loss on Reacq. Debt - Exist              249           249
Unamort. Loss on Reacq. Debt - 6/00               181          181
Unamort. Loss on Reacq. Debt - 12/00              953          953
Unamort. Loss on Reacq. Debt - 12/01              248          248
Financing Costs - 6/00
                       Written-off                -              -
                       Securitized              1,278         1,374
                        Total                  73,114        76,117

Total Write-Off                                 -               -
Total Securitized                              43,217        46,457
Total Amortization                             29,897        29,660
                   Total                       73,114        76,117

Balance of Total Stranded Assets               538,818      462,701

Securitization:                               2005            2006
Total Payment                                  71,881        71,881
Interest Payment (at 7.25%)                    28,664        25,424
Principal Payment                              43,217        46,457
Principal Balance EOY                         371,694       325,237









                                       (Thousands of Dollars)

                                           Year Ending 12/31:
                                                    2007         2008

Seabrook Over-Market Generation Assets
                     Securitized                   42,913       46,130
MP-3 Over-Market Generation Assets
                     Securitized                   5,550         5,966
                     Amortized                     1,524         1,524
Fossil Over-Market Generation Assets(12/00)       (9,781)       (9,781)
Hydro Over-Market Generation Assets(12/01)        (4,401)       (4,401)
Seabrook Deferred Return - NAEC
                     Written-off                    -               -
Seabrook Deferred Return - PSNH
                     Written-off                    -               -
Acquisition Premiums
                     Written-off                    -               -
                     Securitized                    -               -
                     Amortized                    12,356        12,356
Acquisition Premiums - F109
                     Written-off                    -                -
                     Securitized                    -                -
                     Amortized                     7,384         7,384
Unrecovered Obligation - YAEC, CY, MY              4,850         2,440
Deferred DOE Assessment                               18            18
Deferred SPP Costs -                               8,481         8,481
Deferred FPPAC Costs                               8,917         8,917
VY Contract Termination Payment                      783           783
Market Value of Wholesale Power Contracts           (833)         (833)
Reserves for NHEC Settlement                      (2,017)       (2,017)
Deferred NOx Allowance Credits                      (391)         (391)
Unamort. Loss on Reacq. Debt - Exist                 249           249
Unamort. Loss on Reacq. Debt - 6/00                  181           181
Unamort. Loss on Reacq. Debt - 12/00                 953           953
Unamort. Loss on Reacq. Debt - 12/01                 248           248
Financing Costs - 6/00
                    Written-off                       -              -
                    Securitized                    1,476         1,587
                       Total                      78,457         79,791

Total Write-Off                                        -             -
Total Securitized                                 49,939         53,683
Total Amortization                                28,518         26,108
                   Total                          78,457         79,791

Balance of Total Stranded Assets                 384,244        304,453

Securitization:                                    2007           2008
Total Payment                                     71,881         71,881
Interest Payment (at 7.25%)                       21,942         18,198
Principal Payment                                 49,939         53,683
Principal Balance EOY                            275,298        221,615









                                   (Thousands of Dollars)

                                             Year Ending 12/31:
                                                2009            2010

Seabrook Over-Market Generation Assets
                        Securitized             49,588          53,304
MP-3 Over-Market Generation Assets
                       Securitized               6,413           6,894
                       Amortized                 1,524           1,524
Fossil Over-Market Generation Assets(12/00)     (9,781)         (9,781)
Hydro Over-Market Generation Assets(12/01)      (4,401)         (4,401)
Seabrook Deferred Return - NAEC
                       Written-off                 -                -
Seabrook Deferred Return - PSNH
                       Written-off                 -                -
Acquisition Premiums
                       Written-off                -                 -
                       Securitized                -                 -
                       Amortized               12,356          12,356
Acquisition Premiums - F109
                       Written-off               -                  -
                       Securitized               -                  -
                       Amortized                7,384           7,384
Unrecovered Obligation - YAEC, CY, MY              -               -
Deferred DOE Assessment                            18              18
Deferred SPP Costs -                            8,481           8,481
Deferred FPPAC Costs                            8,917           8,917
VY Contract Termination Payment                   783             783
Market Value of Wholesale Power Contracts        (833)           (833)
Reserves for NHEC Settlement                   (2,017)         (2,017)
Deferred NOx Allowance Credits                   (391)           (391)
Unamort. Loss on Reacq. Debt - Exist              249             249
Unamort. Loss on Reacq. Debt - 6/00               181             181
Unamort. Loss on Reacq. Debt - 12/00              953             953
Unamort. Loss on Reacq. Debt - 12/01              248             248
Financing Costs - 6/00
                   Written-off                    -                  -
                   Securitized                   1,706          1,834
                   Total                        81,375         85,700

Total Write-Off                                      -              -
Total Securitized                               57,707          62,032
Total Amortization                              23,668          23,668
  Total                                         81,375          85,700

Balance of Total Stranded Assets               223,078         137,378

Securitization:                                2009            2010
Total Payment                                   71,881          71,881
Interest Payment (at 7.25%)                     14,174           9,849
Principal Payment                               57,707          62,032
Principal Balance EOY                          163,908         101,876









                                         (Thousands of Dollars)

                                               Year Ending 12/31:
                                                  2011            2012

Seabrook Over-Market Generation Assets
                     Securitized                  57,300         30,242
MP-3 Over-Market Generation Assets
                     Securitized                   7,411          3,911
                     Amortized                     1,524            762
Fossil Over-Market Generation Assets(12/00)       (9,781)       (4,891)
Hydro Over-Market Generation Assets(12/01)        (4,401)       (2,200)
Seabrook Deferred Return - NAEC
                     Written-off                      -
Seabrook Deferred Return - PSNH
                     Written-off                      -
Acquisition Premiums
                     Written-off                      -
                     Securitized                      -            -
                     Amortized                    12,356         6,178
Acquisition Premiums - F109
                     Written-off                      -
                     Securitized                      -              -
                     Amortized                    7,384          3,692
Unrecovered Obligation - YAEC, CY, MY               -               -
Deferred DOE Assessment                              18             18
Deferred SPP Costs -                               8,481         4,240
Deferred FPPAC Costs                               8,917         4,458
VY Contract Termination Payment                      783           392
Market Value of Wholesale Power Contracts           (833)         (417)
Reserves for NHEC Settlement                      (2,017)       (1,008)
Deferred NOx Allowance Credits                      (391)         (196)
Unamort. Loss on Reacq. Debt - Exist                 249           124
Unamort. Loss on Reacq. Debt - 6/00                  181            90
Unamort. Loss on Reacq. Debt - 12/00                 953           476
Unamort. Loss on Reacq. Debt - 12/01                 248           124
Financing Costs - 6/00
                     Written-off                     -               -
                     Securitized                   1,971         1,041
                     Total                        90,350        47,028

Total Write-Off                                        -             -
Total Securitized                                 66,682        35,194
Total Amortization                                23,668        11,834
            Total                                 90,350        47,028

Balance of Total Stranded Assets                  47,028

Securitization:                                   2011          2012
Total Payment                                     71,881        35,941
Interest Payment (at 7.25%)                        5,199           747
Principal Payment                                 66,682        35,194
Principal Balance EOY                             35,194             -









                                            (Thousands of Dollars)

                                                   Year Ending 12/31:
                                                     2013         Total

Seabrook Over-Market Generation Assets
                     Securitized                      -           494,099
MP-3 Over-Market Generation Assets
                     Securitized                      -            63,901
                     Amortized                                     18,285
Fossil Over-Market Generation Assets(12/00)           -          (112,487)
Hydro Over-Market Generation Assets(12/01)                        (46,209)
Seabrook Deferred Return - NAEC                       -
                     Written-off                                   89,892
Seabrook Deferred Return - PSNH                       -
                     Written-off                                   15,169
Acquisition Premiums                                  -
                     Written-off                                  161,963
                     Securitized                      -                 -
                     Amortized                                    148,269
Acquisition Premiums - F109
                     Written-off                                   96,788
                     Securitized                      -               -
                     Amortized                                     88,603
Unrecovered Obligation - YAEC, CY, MY                              50,416
Deferred DOE Assessment                                               215
Deferred SPP Costs -                                              101,771
Deferred FPPAC Costs                                 -            107,000
VY Contract Termination Payment                      -              9,400
Market Value of Wholesale Power Contracts            -            (10,000)
Reserves for NHEC Settlement                                      (24,200)
Deferred NOx Allowance Credits                                     (4,500)
Unamort. Loss on Reacq. Debt - Exist                 -              2,982
Unamort. Loss on Reacq. Debt - 6/00                  -              2,167
Unamort. Loss on Reacq. Debt - 12/00                               10,955
Unamort. Loss on Reacq. Debt - 12/01                                2,604
Financing Costs - 6/00
                     Written-off                                      599
                     Securitized                   -               17,000
                     Total                         -            1,284,682

Total Write-Off                                    -              364,411
Total Securitized                                  -              575,000
Total Amortization                                 -              345,271
       Total                                       -            1,284,682




APPENDIX E - TRANSITION SERVICE / DEFAULT SERVICE PROTOCOL

Transition Service and Default Service shall be procured in accordance with the provisions of RSA Chapter 369-B.



APPENDIX F - FOSSIL/HYDRO ASSET AUCTION


ILLUSTRATIVE TIMELINE AND SEQUENCE OF EVENTS FOR FOSSIL/HYDRO ASSET AUCTION:

Week
Beginning                     Action
4-Jan-00         Receive PUC approval of Agreement
10               Revise Descriptive Memorandum (DM) to conform to PUC
                  approval
17
24               Finalize revisions to DM
3-Feb-00         PUC Appeal Period concludes
7-Feb-00
14               Launch Auction with press release, invitations to
                  bid - Round 1 begins
21
28               Distribution of DM's complete
6-Mar-00         Schedule Data Room visits (if needed), respond to
                  bidder questions
13               Schedule Data Room visits (if needed), respond to
                  bidder questions
20               Schedule Data Room visits (if needed), respond to
                  bidder questions
27               Respond to Bidder Questions
3-Apr-00         Indicative bids due
10               Evaluate bids and select Round 2 participants
17               Round 2 Bidders notified and scheduled
24               Site visits and management presentations
1-May-00         Site visits and management presentations
8                Site visits and management presentations
15               Site visits and management presentations
22               Site visits and management presentations
29               Site visits and management presentations
5-Jun-00         Site visits and management presentations
12
19
26               Final bids due
3-Jul-00         Bids reviewed and winners selected
10               Asset Purchase Negotiations conducted
17               Winners announced
24
31               Start state and federal regulatory approval process

Prior to 12/31/2000  Complete Financial Closing on all transactions

PSNH reserves the right after consultation with the Commission, to alter or modify this schedule as necessary, before or during the auction process to best satisfy the goals of the auction.


APPENDIX G - DESCRIPTION OF PSNH FOSSIL/HYDRO ASSETS TO BE DIVESTED VIA
AUCTION


1.  Thermal Facilities:

a.  Merrimack Station

Merrimack Station is located south of the Garvins Falls Hydroelectric Project, along the Merrimack River in Bow, New Hampshire.

Merrimack Station Generating Facilities:

Unit       Load role      Fuel     Seasonal claimed               Year
                                  capability (winter) (MW)      installed
Unit 1     Base load      Coal     122.3                        1960
Unit 2     Base load      Coal     353.5                        1968
CT-1       Peaking        Jet      21.1                         1968
CT-2       Peaking        Jet      21.1                         1969
Total                              518.0


Merrimack Station is PSNH's prime base load facility with combined generating capacity from the two coal-fired steam units and two jet fuel-fired Combustion Turbine units of 518.0 MW. The two coal-fired units are operated by personnel onsite 24 hours a day, seven days a week. While the units operate in the base load role most of the time, they can be reduced in load during off-peak hours. With this capability, these units can provide capacity, energy and reserve products transacted at the ISO New England power markets.

The two combustion turbine units mainly serve a peaking role, operating during periods of highest seasonal peak demand or when generation is needed quickly to maintain electrical system stability. These units typically serve the capacity and reserve markets, and not the energy market. In addition to these units, the Merrimack site includes numerous outbuildings, including the Coal Unloading System and Coal Crusher House, office and storage facilities, as well as a fly ash disposal area.

b.  Newington Station

Newington Station is located on a site of more that 50 acres Thermal Facility, along the banks of the Piscataqua River in Newington, New Hampshire. The Newington and the Schiller Station are within a quarter mile of each other, separated by a public road that ends at the Schiller plant. The marine terminal and the bulk fuel oil storage, and oil transfer lines for Newington Station are located on the Schiller site.

Newington Station Generating Facilities

Unit         Load role     Fuel     Seasonal claimed               Year
                                     capability (winter) (MW)     installed

Unit 1   Intermediate    Oil and gas    415.0                         1974

Newington Station is PSNH's prime intermediate load facility, operating as required by the ISO to meet base, intermediate or peaking demand requirements. It is the largest single unit in the fossil/hydro system with capability of 415.0 maximum net MW.

Newington Station can burn a variety of fossil fuels including oil and natural gas making it adaptable to changing fuel markets.

c.  Schiller Station

The Schiller Station Thermal Plant is located east of the Newington Thermal Facility, on the southerly shore of the Piscataqua River in Portsmouth, New Hampshire. All of the #6 oil and coal for Schiller Station, all of the #6 oil for Newington Station, and ocean transported coal for Merrimack Station is received by ship or barge at the main dock at Schiller Station.

Schiller Station Generating Facilities

Unit      Load role           Fuel         Seasonal claimed         Year
                                    capability (winter) (MW)      installed

Unit 4  Base/intermediate   Coal or oil      48.0                     1952
Unit 5  Base/intermediate   Coal or oil      49.6                     1955
Unit 6  Base/intermediate   Coal or oil      49.0                     1957
CT-1    Peaking             Jet or gas       18.0                     1970
Total                                       164.6

Schiller's steam units have historically served a base load or intermediate load role for NEPOOL. The units have the capability of starting up and shutting down daily if needed, but as experienced in 1997, can also effectively serve in the base load role. Schiller's low cost of fuel and deep water docks make it an attractive site for generation.

Completed in 1949, Schiller Station is PSNH's third largest generating plant. The four generating units combine for a total output of 164.6 net MW. Units 4 and 5 were originally designed to burn coal, and did so for the first six months of their operation. Both were then converted to burn oil as the primary fuel. Unit 6 was designed to burn oil originally.

In 1984, Units 4,5 and 6 were converted to coal. Now all three units can burn coal and/or oil as boiler fuel, making them adaptable to changing fuel markets. In addition to the steam units, Schiller also has a separate combustion turbine (CT-1) capable of producing 18 net MW. CT-1 is a jet engine capable of burning either A V Jet Kero II or natural gas.

2.  Hydro Facilities:

a.  Smith Station

Smith Station is located on the Androscoggin River in Berlin, Coos County, New Hampshire near the confluence of the Dead River and the Androscoggin River. The Station operates one unit with a rated capacity of 14.2 MW.

Smith Station Generating Facilities

Station       Load role      Seasonal claimed   Units     Year last unit
                             capability (MW)                 installed
Smith         Run-of-river        14.2           1             1948

The project operates in a run-of-river mode. High capacity factors are achieved at Smith Station due to large upstream reservoirs which maintain consistent water flows to the station throughout the year. Pond level is maintained within a narrow band by using a float control mechanism to control generator output.

b.  Gorham Station

Gorham Station is located on the Androscoggin River in the Town of Gorham, Coos County, New Hampshire, near the confluence of the Peabody River and the Androscoggin River. The unmanned Station operates four units with an aggregate rated capacity of 2.1 MW.

Gorham Station Generating Facilities

Station     Load role       Seasonal claimed   Units       Year last unit
                             capability (MW)                 installed
Gorham     Run-of-river       2.1                 4          1923

This run-of-river plant operates automatically as a base load station generating power from any combination of its units to match river flows. Gorham benefits from the same reservoir system that supplies water to the upstream Smith Station. Gorham Station consists of a dam and adjacent canal gatehouse, a power canal and a four-unit powerhouse. Limited ponding capability exists. Gorham Station employs an automatic pond level control system to maximize generator output and maintain pond level within a narrow band.

c.  Androscoggin Reservoir Company (ARCO)

Smith and Gorham Stations on the Androscoggin River receive headwater benefits from the Union Water Power Company (UWPCO) and ARCO. PSNH is a 12.5 percent owner in ARCO and PSNH's ownership share in ARCO will be transferred to the Buyer with the purchase of the Upper Hydro Group Hydroelectric Facilities. PSNH has no ownership share in UWPCO, which has been transferred in ownership to FPL Group as a result of FPL's purchase of assets from Central Maine Power.

ARCO was created in order to develop an additional storage reservoir for the Androscoggin Reservoir system, the Aziscohos Lake in Maine. UWPCO serves as operator for ARCO as well as the Union Water Power storage sites, managing river flows to maximize utilization of the water for electrical generation downstream.

Through this managed operation of headwater, PSNH facilities at Smith and Gorham are targeted to receive a minimum flow of 1,550 cfs throughout the year, except in rare circumstances during exceptionally dry weather.

d.  Canaan Station

Canaan Station is located on the northern Connecticut River in the towns of Canaan, Vermont and Stewartstown , (West Stewartstown Village) New Hampshire. It is located 10 miles below the large Murphy Dam at Lake Francis and 82 miles above Moore Dam, at river mile 370. The plant was built in 1927 and operates one unit with a rated capacity of 1.1 MW.

Canaan Station Generating Facilities

Station    Load role        Seasonal claimed       Units    Year last unit
                             capability (MW)                 installed
Canaan    Run-of-river         1.1                  1          1927

The unmanned Station is operated as a run-of-river plant and is operated automatically as a base load unit. The original unit is still in service. Pond level is maintained within a narrow band by using a float control mechanism to control generation.

e.  Ayers Island Station

Ayers Island Station is located on the Pemigewasset River approximately 12 miles upstream from the U.S. Army Corps of Engineers' Franklin Falls Flood Control Dam in the Towns of Bristol, Bridgewater, Ashland and New Hampton, New Hampshire. Small land rights associated with the station are in the towns of Ashland and Bridgewater. The station operates three units with an aggregate rated capacity of 9.08 MW. The plant was originally constructed in 1924 and redeveloped in 1931.

Ayers Island Station Generating Facilities

Station          Load role     Seasonal claimed         Units   Year last unit
                               capability (winter)(MW)           installed
Ayers Island   Run-of-river      9.1                    3        1931

Ayers Island Station operates as a run-of-river facility with a daily ponding capability. Pond level is maintained within a narrow band by using a float control mechanism to control generator output, automatically.

f.  Eastman Falls Station

Eastman Falls Station is on the Pemigewasett River in Franklin, New Hampshire. The station operates two units with an aggregate rated capacity of 6.5 MW. The project was originally constructed in 1901 and redeveloped in 1937 and 1983.

Eastman Falls Stations Generating Facilities

Station         Load role     Seasonal claimed        Units    Year last unit
                              capability (winter)(MW)           installed
Eastman Falls   Run-of-river      6.5                 2         1983

Eastman Falls Station is operated as an unmanned run-of-the-river plant in times of higher water flow and as a daily peaking facility at other times taking advantage of upstream storage capability at Ayers Island. Pond level is maintained within a narrow band by using a float control mechanism to control generator output.

g.  Amoskeag Station

Amoskeag Station is the southernmost of the three sites comprising the Merrimack River Project. The station is located on the Merrimack River in Manchester, New Hampshire, downstream from Hooksett Station. Amoskeag operates three units with an aggregate rated capacity of 17.5 MW.

Amoskeag Station Generating Facilities

Station     Load role      Seasonal claimed         Units     Year last unit
                           capability (winter)(MW)            installed
Amoskeag  Run-of-river       17.5                    3           1924

Amoskeag Station is operated as a run-of-the river plant in times of higher water flow and as a daily peaking facility at other times. Pond level is maintained automatically within a narrow band by using a float control mechanism to control generator output.

h.  Hooksett Station

Hooksett Station is located on the east side of the Merrimack River in Hooksett, New Hampshire, downstream from the Garvins Falls Station and Merrimack Station, and upstream from Amoskeag Station. The Station operates one unit with a rated capacity of 1.9 MW.

Hooksett Station Generating Facilities

Station     Load role     Seasonal claimed          Units   Year last unit
                          capability (winter)(MW)           installed
Hooksett   Run-of-river     1.9                      1      1927

The Hooksett Station is an automated site and is operated as a run-of the-river facility. In addition to providing power to the NEPOOL transmission grid, Hooksett provides a reservoir from which water is taken for condenser cooling at Merrimack Station located a few miles upstream.

i.  Garvins Falls Station

Garvins Falls is located on the Merrimack River in Bow, New Hampshire. The Station operates four units with an aggregate rated capacity of 12.1 MW.

Garvins Falls Station Generating Facilities

Station        Load role       Seasonal claimed         Units   Year last unit
                               capability (winter)(MW)          installed
Garvins Falls  Run-of-river       12.1                   4       1981

The discharge capability of the headgate structure is sufficient to operate all four units at full load. For high flows, the units are operated so as to utilize as much of the available water as possible. During times of moderate and low flows, operation is scheduled to obtain the maximum on-peak energy based on available head and relative overall unit efficiency. The newly installed Units 1 and 2 are operated for as long as possible to take advantage of their greater efficiency, while Units 3 and 4 are operated at times of higher flow.

j. Jackman Station

Jackman Station consists of a dam, located on Franklin Pierce Lake, and a penstock, surge tank and powerhouse, located in Hillsborough, New Hampshire. The lake and project are fed from the North Branch of the Contoocook River. This project is not subject to FERC jurisdiction because it is not classified as a navigable waterway. The Station was constructed in 1926 and operates one turbine with a rated capacity of 3.6 MW.

Jackman Station Generating Facilities

Station     Load role       Seasonal claimed        Units      Year last unit
                            capability (winter)(MW)              installed
Jackman    Run-of-river      3.6                     1             1926

Jackman Station is operated in an essentially run-of-river mode, automatically by a float or pond level control mechanism at the dam. The Station operates as a base load unit whenever adequate water flows are available.

3.  Remote Combustion Turbines:

Lost Nation Combustion Turbine

The Lost Nation Combustion Turbine is located in the town of Northumberland, in northern New Hampshire. Lost Nation serves primarily as a peaking unit, operating during the periods of highest seasonal peak demand. Additionally this unit is called upon when a quick response is needed for additional generation to maintain electrical system stability. While capable of providing several NEPOOL products, the unit typically serves the capacity and reserve markets, but not the energy market.

Lost Nation CT Generating Facilities

Station     Load role      Fuel    Seasonal claimed     Units   Year last unit
                                 capability (winter)(MW)         installed
Lost Nation   Peaking      Oil      19.1                   1         1969


APPENDIX H - New Hampshire Affiliate Transaction Rules Applicable to PSNH and
NU



Introduction:

Northeast Utilities ("NU") is a registered holding company system which provides centralized services to its affiliated companies. NU believes that these integrated, centralized services increase efficiency through economies of scale which translate to lower prices to all customers and are particularly significant for NU because of the relative size of the NU system.

The Commission has not yet undertaken a rulemaking to establish final rules regarding affiliate separation and codes of conduct for New Hampshire utility companies. However, the Commission indicated in Order No. 22,875 in Docket No. DR 96-150, that utilities should operate in the interim period prior to adoption of final rules in accordance with the California Affiliate Transaction Rules. The California Affiliate Transaction Rules are attached as Appendix I hereto. Based upon an analysis of these rules and the interpretation provided below, the Parties, as an element of the settlement of which this document is a part, agree that NU will comply with the California rules in this interim period. The Parties agree to the interpretation provided below as an integral element of this Settlement Agreement.

Specific Provisions:

PSNH and NU's unregulated competitive marketing affiliates agree to abide by the following provisions regarding separation of activities and services in accordance with the California Affiliate Transaction Rules.

1.	NU will maintain distinct corporations with separate books and records, for its distribution operations and its competitive marketing activities.
PSNH shall not share employees, facilities, space or services with NU's unregulated competitive marketing affiliates, except as allowed herein. PSNH will not provide services to NU's unregulated competitive marketing affiliates unless it also provides the same on a comparable basis to all competitors pursuant to a tariff on file with the Commission.

2.	NU will continue to maintain its management services company, Northeast
Utilities Service Company ("NUSCO") providing shared services to its various affiliates as they require and in accordance with the regulations of the Securities and Exchange Commission ("SEC") pursuant to the Public Utility Holding Company Act of 1935. SEC regulations require NUSCO to charge affiliates for services at cost in accordance with SEC approved allocation procedures. Resulting costs charged to the distribution companies by NUSCO will continue to be subject to review and verification by the Commission in accordance with its authority over regulated retail utility rates and operations.

3. NUSCO will continue to provide corporate services on a shared basis in the areas of accounting, billing, financial, administrative, regulatory, legal, information technology, communication and executive services.

4.	NU's unregulated competitive marketing affiliates will hire its own employees to conduct competitive sales and marketing, including customer service, and will not utilize employees of NUSCO for such activities.

5. NU's unregulated competitive marketing affiliates staff may utilize shared corporate facilities of NUSCO along with other NUSCO personnel, but will be physically separated from PSNH and NUSCO staff engaged in customer service, customer account management and similar functions for PSNH. (For purposes of these provisions, physically separate shall be defined as being located on a separate floor of NU's facilities.)

6.	NU's unregulated competitive marketing affiliates staff may use the same computer and telephone networks as other NUSCO and distribution company staff; but will not have access to the proprietary customer information of NU's distribution companies, such as customer databases or other competitively sensitive information, unless such information has been made available previously to nonaffiliated suppliers. Password protection for sensitive information will be maintained to ensure confidentiality.

7.	Power procurement functions for the distribution company are limited to the selection of suppliers and administration of Transition and Default
Service in accordance with the provisions of the Settlement Agreement and the requirements of the Commission. In addition, NU has in place a code of conduct approved by the Federal Energy Regulatory Commission ("FERC") governing the restrictions on sharing of information between affiliates involved in wholesale power transactions. This FERC-approved code of conduct, and the filing of open access wholesale transmission tariffs, were prerequisites to FERC's approval of tariffs for market-based wholesale rates filed by the NU companies.

8.	NUSCO will ensure that its provision of services in accordance with the above provisions does not allow for any preferences to be given to NU's unregulated competitive marketing affiliates or to allow other activities proscribed under the rules to occur.

9.	NU will conduct formal training for all employees relative to the need for internal barriers to information sharing in advance of Competition Day.

10. None of NU's unregulated competitive marketing affiliates will use the name "Public Service of New Hampshire" or any similar name, nor may such affiliates otherwise trade on the name or status of PSNH in marketing efforts.

11. The books and accounts of NU's unregulated competitive marketing affiliates which conduct business in the New Hampshire competitive electric market will be open to inspection by the Commission. The NU affiliate providing such books and accounts may seek to have them declared "Trade Secrets" pursuant to RSA Chapter 350B and "confidential, commercial, or financial information" pursuant to RSA Chapter 91A, and thus be accorded confidential treatment by the Commission and exempted from disclosure pursuant to these laws and Rule Puc 204.04(a)(4). The decision to provide confidential treatment will be subject to the ongoing jurisdiction of the PUC.


APPENDIX I - THE CALIFORNIA AFFILIATE TRANSACTION RULES

California Affiliate Transaction Rules


I.  Definitions
Unless the context otherwise requires, the following definitions govern the construction of these Rules:

	A.	"Affiliate" means any person, corporation, utility, partnership, or other entity 5 per cent or more of whose outstanding securities are owned, controlled, or held with power to vote, directly or indirectly either by a utility or any of its subsidiaries, or by that utility's controlling corporation and/or any of its subsidiaries as well as any company in which the utility, its controlling corporation, or any of the utility's affiliates exert substantial control over the operation of the company and/or indirectly have substantial financial interests in the company exercised through means other than ownership.  For purposes of these Rules, "substantial control"
includes, but is not limited to, the possession, directly or indirectly and whether acting alone or in conjunction with others, of the authority to direct or cause the direction of the management or policies of a company.  A direct or indirect voting interest of 5% or more by the utility in an entity's company creates a rebuttable presumption of control.

For purposes of this Rule, "affiliate" shall include the utility's parent or holding company, or any company which directly or indirectly owns, controls, or holds the power to vote 10% or more of the outstanding voting securities of a utility (holding company), to the extent the holding company is engaged in the provision of products or services as set out in Rule II B. However, in its compliance plan filed pursuant to Rule VI, the utility shall demonstrate both the specific mechanism and procedures that the utility and holding company have in place to assure that the utility is not utilizing the holding company or any of its affiliates not covered by these Rules as a conduit to circumvent any of these Rules. Examples include but are not limited to specific mechanisms and procedures to assure the Commission that the utility will not use the holding company or another utility affiliate not covered by these Rules as a vehicle to (1) disseminate information transferred to them by the utility to an affiliate covered by these Rules in contravention of these Rules, (2) provide services to its affiliates covered by these Rules in contravention of these Rules or (3) to transfer employees to its affiliates covered by these Rules in contravention of these Rules. In the compliance plan, a corporate officer from the utility and holding company shall verify the adequacy of these specific mechanisms and procedures to ensure that the utility is not utilizing the holding company or any of its affiliates not covered by these Rules as a conduit to circumvent any of these Rules.

Regulated subsidiaries of a utility, defined as subsidiaries of a utility, the revenues and expenses of which are subject to regulation by the Commission and are included by the Commission in establishing rates for the utility, are not included within the definition of affiliate. However, these Rules apply to all interactions any regulated subsidiary has with other affiliated entities covered by these rules.

	B.	"Commission" means the California Public Utilities Commission or its succeeding state regulatory body.

	C.	"Customer" means any person or corporation, as defined in Sections
204, 205 and 206 of the California Public Utilities Code, that is the ultimate consumer of goods and services.

	D.	"Customer Information" means non-public information and data specific to a utility customer which the utility acquired or developed in the course of its provision of utility services.

	E.	"FERC" means the Federal Energy Regulatory Commission.

	F.	"Fully Loaded Cost" means the direct cost of good or service plus all applicable indirect charges and overheads.

	G.	"Utility" means any public utility subject to the jurisdiction of the Commission as an Electrical Corporation or Gas Corporation, as defined in California Public Utilities Code Sections 218 and 222.

II.  Applicability
	A.	These Rules shall apply to California public utility gas
corporations and California public utility electrical corporations, subject to regulation by the California Public Utilities Commission.

	B.	For purposes of a combined gas and electric utility, these Rules apply to all utility transactions with affiliates engaging in the provision of a product that uses gas or electricity or the provision of services that relate to the use of gas or electricity, unless specifically exempted below.
For purposes of an electric utility, these Rules apply to all utility transactions with affiliates engaging in the provision of a product that uses electricity or the provision of services that relate to the use of electricity. For purposes of a gas utility, these Rules apply to all utility transactions with affiliates engaging in the provision of a product that uses gas or the provision of services that relate to the use of gas.

	C.	These Rules apply to transactions between a Commission-regulated utility and another affiliated utility, unless specifically modified by the Commission in addressing a separate application to merge or otherwise conduct joint ventures related to regulated services.

	D.	These rules do not apply to the exchange of operating information, including the disclosure of customer information to its FERC-regulated affiliate to the extent such information is required by the affiliate to schedule and confirm nominations for the interstate transportation of natural gas, between a utility and its FERC-regulated affiliate, to the extent that the affiliate operates an interstate natural gas pipeline.

	E.	Existing Rules:  Existing Commission rules for each utility and its parent holding company shall continue to apply except to the extent they conflict with these Rules.  In such cases, these Rules shall supersede prior rules and guidelines, provided that nothing herein shall preclude (1) the
Commission from adopting other utility-specific guidelines; or (2) a utility or its parent holding company from adopting other utility-specific guidelines, with advance Commission approval.

	F.	Civil Relief:  These Rules shall not preclude or stay any form of civil relief, or rights or defenses thereto, that may be available under state or federal law.

	G.	Exemption (Advice Letter):  A Commission-jurisdictional utility may be exempted from these Rules if it files an advice letter with the Commission requesting exemption.  The utility shall file the advice letter within 30 days after the effective date of this decision adopting these Rules and shall serve it on all parties to this proceeding.  In the advice letter filing, the utility shall:

		1.	Attest that no affiliate of the utility provides services as defined by Rule II B above; and

		2.	Attest that if an affiliate is subsequently created which
provides services as defined by Rule II B above, then the utility shall:

			a.	Notify the Commission, at least 30 days before the
affiliate begins to provide services as defined by Rule II B above, that such an affiliate has been created; notification shall be accomplished by means of a letter to the Executive Director, served on all parties to this proceeding;
and

			b.	Agree in this notice to comply with the Rules in their
entirety.

	H.	Limited Exemption (Application):  A California utility which is also a multi-state utility and subject to the jurisdiction of other state regulatory commissions, may file an application, served on all parties to this proceeding, requesting a limited exemption from these Rules or a part thereof, for transactions between the utility solely in its capacity serving its jurisdictional areas wholly outside of California, and its affiliates.
The applicant has the burden of proof.

	A.	These Rules should be interpreted broadly, to effectuate our stated
objectives of fostering competition and protecting consumer interests.  If any provision of these Rules, or the application thereof to any person, company, or circumstance, is held invalid, the remainder of the Rules, or the application of such provision to other persons, companies, or circumstances, shall not be affected thereby.

III.  Nondiscrimination

	A.	No Preferential Treatment Regarding Services Provided by the
Utility: Unless otherwise authorized by the Commission or the FERC, or permitted by these Rules, a utility shall not:

		1.	represent that, as a result of the affiliation with the
utility, its affiliates or customers of its affiliates will receive any different treatment by the utility than the treatment the utility provides to other, unaffiliated companies or their customers; or

		2.	provide its affiliates, or customers of its affiliates, any
preference (including but not limited to terms and conditions, pricing, or timing) over non-affiliated suppliers or their customers in the provision of services provided by the utility.

	B.	Affiliate Transactions:  Transactions between a utility and its affiliates shall be limited to tariffed products and services, the sale or purchase of goods, property, products or services made generally available by the utility or affiliate to all market participants through an open, competitive bidding process, or as provided for in Sections V D and V E
(joint purchases and corporate support) and Section VII (new products and services) below, provided the transactions provided for in Section VII comply with all of the other adopted Rules.

	C.	Provision of Supply, Capacity, Services or Information:  Except as
provided for in Sections V D, V E, and VII, provided the transactions provided for in Section VII comply with all of the other adopted Rules, a utility shall provide access to utility information, services, and unused capacity or supply on the same terms for all similarly situated market participants. If a utility provides supply, capacity, services, or information to its affiliate(s), it shall contemporaneously make the offering available to all similarly situated market participants, which include all competitors serving the same market as the utility's affiliates.

		1.	Offering of Discounts:  Except when made generally available by the utility through an open, competitive bidding process, if a utility offers a discount or waives all or any part of any other charge or fee to its affiliates, or offers a discount or waiver for a transaction in which its affiliates are involved, the utility shall contemporaneously make such discount or waiver available to all similarly situated market participants.
The utilities should not use the "similarly situated" qualification to create such a unique discount arrangement with their affiliates such that no competitor could be considered similarly situated.  All competitors serving the same market as the utility's affiliates should be offered the same discount as the discount received by the affiliates.  A utility shall document the cost differential underlying the discount to its affiliates in the affiliate discount report described in Rule III F 7 below.

		2.	Tariff Discretion:  If a tariff provision allows for
discretion in its application, a utility shall apply that tariff provision in the same manner to its affiliates and other market participants and their respective customers.

		3.	No Tariff Discretion:  If a utility has no discretion in the application of a tariff provision, the utility shall strictly enforce that tariff provision.

		4.	Processing Requests for Services Provided by the Utility:  A
utility shall process requests for similar services provided by the utility in the same manner and within the same time for its affiliates and for all other market participants and their respective customers.

	C.	Tying of Services Provided by a Utility Prohibited:  A utility shall not condition or otherwise tie the provision of any services provided by the utility, nor the availability of discounts of rates or other charges or fees, rebates, or waivers of terms and conditions of any services provided by the utility, to the taking of any goods or services from its affiliates.

	D.	No Assignment of Customers:  A utility shall not assign customers to which it currently provides services to any of its affiliates, whether by default, direct assignment, option or by any other means, unless that means is equally available to all competitors.

	E.	Business Development and Customer Relations:  Except as otherwise provided by these Rules, a utility shall not:

		1.	provide leads to its affiliates;

		2.	solicit business on behalf of its affiliates;

		3.	acquire information on behalf of or to provide to its
affiliates;

		4.	share market analysis reports or any other types of
proprietary or non-publicly available reports, including but not limited to market, forecast, planning or strategic reports, with its affiliates;

		5.	request authorization from its customers to pass on customer information exclusively to its affiliates;

		6.	give the appearance that the utility speaks on behalf of its affiliates or that the customer will receive preferential treatment as a consequence of conducting business with the affiliates; or

		7.	give any appearance that the affiliate speaks on behalf of the utility.

	F.	Affiliate Discount Reports:  If a utility provides its affiliates a discount, rebate, or other waiver of any charge or fee associated with services provided by the utility, the utility shall, within 24 hours of the time at which the service provided by the utility is so provided, post a notice on its electronic bulletin board providing the following information:

		1.	the name of the affiliate involved in the transaction;

		2.	the rate charged;

		3.	the maximum rate;

		4.	the time period for which the discount or waiver applies;

		5.	the quantities involved in the transaction;

		6.	the delivery points involved in the transaction;

		7.	any conditions or requirements applicable to the discount or waiver, and a documentation of the cost differential underlying the discount as required in Rule III B 2 above; and

		8.	procedures by which a nonaffiliated entity may request a
comparable offer.

A utility that provides an affiliate a discounted rate, rebate, or other waiver of a charge or fee associated with services provided by the utility shall maintain, for each billing period, the following information:

		9.	the name of the entity being provided services provided by the utility in the transaction;

		10.	the affiliate's role in the transaction (i.e., shipper,
marketer, supplier, seller);

		11.	the duration of the discount or waiver;

		12.	the maximum rate;

		13.	the rate or fee actually charged during the billing period;
and

		14.	the quantity of products or services scheduled at the
discounted rate during the billing period for each delivery point.

All records maintained pursuant to this provision shall also conform to FERC rules where applicable.

IV.  Disclosure and Information

	A.	Customer Information:  A utility shall provide customer information to its affiliates and unaffiliated entities on a strictly non-discriminatory basis, and only with prior affirmative customer written consent.

	B.	Non-Customer Specific Non-Public Information:  A utility shall make non-customer specific non-public information, including but not limited to information about a utility's natural gas or electricity purchases, sales, or operations or about the utility's gas-related goods or services, electricity-
related goods or services, available to the utility's affiliates only if the utility makes that information contemporaneously available to all other service providers on the same terms and conditions, and keeps the information open to public inspection.  Unless otherwise provided by these Rules, a utility continues to be bound by all Commission-adopted pricing and reporting guidelines for such transactions.  Utilities are also permitted to exchange proprietary information on an exclusive basis with their affiliates, provided the utility follows all Commission-adopted pricing and reporting guidelines for such transactions, and it is necessary to exchange this information in the provision of the corporate support services permitted by Rule V E below.
The affiliate's use of such proprietary information is limited to use in conjunction with the permitted corporate support services, and is not permitted for any other use.  Nothing in this Rule precludes the exchange of information pursuant to D.97-10-031.

	C.	Service Provider Information:

		1.	Except upon request by a customer or as otherwise authorized by the Commission, a utility shall not provide its customers with any list of service providers, which includes or identifies the utility's affiliates, regardless of whether such list also includes or identifies the names of unaffiliated entities.

		2.	If a customer requests information about any affiliated
service provider, the utility shall provide a list of all providers of gas-related, electricity-related, or other utility-related goods and services operating in its service territory, including its affiliates. The Commission shall authorize, by semi-annual utility advice letter filing, and either the utility, the Commission, or a Commission-authorized third party provider shall maintain on file with the Commission a copy of the most updated lists of service providers which have been created to disseminate to a customer upon a customer's request. Any service provider may request that it be included on such list, and, barring Commission direction, the utility shall honor such request. Where maintenance of such list would be unduly burdensome due to the number of service providers, subject to Commission approval by advice letter filing, the utility shall direct the customer to a generally available listing of service providers (e.g., the Yellow Pages).
In such cases, no list shall be provided. The list of service providers should make clear that the Commission does not guarantee the financial stability or service quality of the service providers listed by the act of approving this list.

	D.	Supplier Information:  A utility may provide non-public information and data which has been received from unaffiliated suppliers to its affiliates or non-affiliated entities only if the utility first obtains written affirmative authorization to do so from the supplier.  A utility shall not actively solicit the release of such information exclusively to its own affiliate in an effort to keep such information from other unaffiliated entities.

	E.	Affiliate-Related Advice or Assistance:  Except as otherwise provided in these Rules, a utility shall not offer or provide customers advice or assistance with regard to its affiliates or other service providers.

	F.	Record-Keeping:  A utility shall maintain contemporaneous records documenting all tariffed and nontariffed transactions with its affiliates, including but not limited to, all waivers of tariff or contract provisions and all discounts. A utility shall maintain such records for a minimum of three years and longer if this Commission or another government agency so requires. The utility shall make such records available for third party review upon 72 hours' notice, or at a time mutually agreeable to the utility and third party.

If D.97-06-110 is applicable to the information the utility seeks to protect, the utility should follow the procedure set forth in D.97-06-110, except that the utility should serve the third party making the request in a manner that the third party receives the utility's D.97-06-110 request for confidentiality within 24 hours of service.

	G.	Maintenance of Affiliate Contracts and Related Bids:  A utility shall maintain a record of all contracts and related bids for the provision of work, products or services to and from the utility to its affiliates for no less than a period of three years, and longer if this Commission or another government agency so requires.

	H.	FERC Reporting Requirements:  To the extent that reporting rules imposed by the FERC require more detailed information or more expeditious reporting, nothing in these Rules shall be construed as modifying the FERC rules.

V.  Separation

	A.	Corporate Entities:  A utility and its affiliates shall be separate corporate entities.

	B.	Books and Records:  A utility and its affiliates shall keep
separate books and records.

		1.	Utility books and records shall be kept in accordance with
applicable Uniform System of Accounts (USOA) and Generally Accepted
Accounting Procedures (GAAP).

		2.	The books and records of affiliates shall be open for
examination by the Commission and its staff consistent with the provisions of Public Utilities Code Section 314.

	C.	Sharing of Plant, Facilities, Equipment or Costs:  A utility shall not share office space, office equipment, services, and systems with its affiliates, nor shall a utility access the computer or information systems of its affiliates or allow its affiliates to access its computer or information systems, except to the extent appropriate to perform shared corporate support functions permitted under Section V E of these Rules. Physical separation required by this rule shall be accomplished preferably by having office space in a separate building, or, in the alternative, through the use of separate elevator banks and/or security-controlled access. This provision does not preclude a utility from offering a joint service provided this service is authorized by the Commission and is available to all non-affiliated service providers on the same terms and conditions (e.g., joint billing services pursuant to D.97-05-039).

	D.	Joint Purchases:  To the extent not precluded by any other Rule, the utilities and their affiliates may make joint purchases of good and services, but not those associated with the traditional utility merchant function. For purpose of these Rules, to the extent that a utility is engaged in the marketing of the commodity of electricity or natural gas to customers, as opposed to the marketing of transmission and distribution services, it is engaging in merchant functions. Examples of permissible joint purchases include joint purchases of office supplies and telephone services. Examples of joint purchases not permitted include gas and electric purchasing for resale, purchasing of gas transportation and storage capacity, purchasing of electric transmission, systems operations, and marketing. The utility must insure that all joint purchases are priced, reported, and conducted in a manner that permits clear identification of the utility and affiliate portions of such purchases, and in accordance with applicable Commission allocation and reporting rules.

	E.	Corporate Support:  As a general principle, a utility, its parent holding company, or a separate affiliate created solely to perform corporate support services may share with its affiliates joint corporate oversight, governance, support systems and personnel. Any shared support shall be priced, reported and conducted in accordance with the Separation and Information Standards set forth herein, as well as other applicable
Commission pricing and reporting requirements.

	As a general principle, such joint utilization shall not allow or provide a means for the transfer of confidential information from the utility to the affiliate, create the opportunity for preferential treatment or unfair competitive advantage, lead to customer confusion, or create significant opportunities for cross-subsidization of affiliates. In the compliance plan, a corporate officer from the utility and holding company shall verify the adequacy of the specific mechanisms and procedures in place to ensure the utility follows the mandates of this paragraph, and to ensure the utility is not utilizing joint corporate support services as a conduit to circumvent these Rules.

	Examples of services that may be shared include: payroll, taxes, shareholder services, insurance, financial reporting, financial planning and analysis, corporate accounting, corporate security, human resources (compensation, benefits, employment policies), employee records, regulatory affairs, lobbying, legal, and pension management.

	Examples of services that may not be shared include: employee recruiting, engineering, hedging and financial derivatives and arbitrage services, gas and electric purchasing for resale, purchasing of gas transportation and storage capacity, purchasing of electric transmission, system operations, and marketing.

	F.	Corporate Identification and Advertising:

		1.	A utility shall not trade upon, promote, or advertise its
affiliate's affiliation with the utility, nor allow the utility name or logo to be used by the affiliate or in any material circulated by the affiliate, unless it discloses in plain legible or audible language, on the first page or at the first point where the utility name or logo appears that:

			a.	the affiliate "is not the same company as [i.e. PG&E,
Edison, the Gas Company, etc.], the utility,";

			b.	the affiliate is not regulated by the California Public
Utilities Commission; and

			c.	"you do not have to buy [the affiliate's] products in
order to continue to receive quality regulated services from the utility."

			The application of the name/logo disclaimer is limited to the use of the name or logo in California.

		2.	A utility, through action or words, shall not represent that, as a result of the affiliate's affiliation with the utility, its affiliates will receive any different treatment than other service providers.

		3.	A utility shall not offer or provide to its affiliates
advertising space in utility billing envelopes or any other form of utility customer written communication unless it provides access to all other unaffiliated service providers on the same terms and conditions.

		4.	A utility shall not participate in joint advertising or joint marketing with its affiliates.  This prohibition means that utilities may not engage in activities which include, but are not limited to the following:

			a.	A utility shall not participate with its affiliates in
joint sales calls, through joint call centers or otherwise, or joint proposals (including responses to requests for proposals (RFPs)) to existing or potential customers.  At a customer's unsolicited request, a utility may participate, on a nondiscriminatory basis, in non-sales meetings with its affiliates or any other market participant to discuss technical or operational subjects regarding the utility's provision of transportation service to the customer;

			b.	Except as otherwise provided for by these Rules, a
utility shall not participate in any joint activity with its affiliates. The term "joint activities" includes, but is not limited to, advertising, sales, marketing, communications and correspondence with any existing or potential customer;

			c.	A utility shall not participate with its affiliates in
trade shows, conferences, or other information or marketing events held in
California.

		5.	A utility shall not share or subsidize costs, fees, or
payments with its affiliates associated with research and development activities or investment in advanced technology research.

	G.	Employees:

		1.	Except as permitted in Section V E (corporate support), a
utility and its affiliates shall not jointly employ the same employees. This Rule prohibiting joint employees also applies to Board Directors and corporate officers, except for the following circumstances: In instances when this Rule is applicable to holding companies, any board member or corporate officer may serve on the holding company and with either the utility or affiliate (but not both). Where the utility is a multi-state utility, is not a member of a holding company structure, and assumes the corporate governance functions for the affiliates, the prohibition against any board member or corporate officer of the utility also serving as a board member or corporate officer of an affiliate shall only apply to affiliates that operate within California. In the case of shared directors and officers, a corporate officer from the utility and holding company shall verify in the utility's compliance plan the adequacy of the specific mechanisms and procedures in place to ensure that the utility is not utilizing shared officers and directors as a conduit to circumvent any of these Rules.

		2.	All employee movement between a utility and its affiliates
shall be consistent with the following provisions:

			a.	A utility shall track and report to the Commission all
employee movement between the utility and affiliates.  The utility shall report this information annually pursuant to our Affiliate Transaction
Reporting Decision, D.93-02-016, 48 CPUC2d 163, 171-172 and 180 (Appendix A,
Section I and Section II H.).

			b.	Once an employee of a utility becomes an employee of an
affiliate, the employee may not return to the utility for a period of one year.  This Rule is inapplicable if the affiliate to which the employee
transfers goes out of business during the one-year period.   In the event
that such an employee returns to the utility, such employee cannot be retransferred, reassigned, or otherwise employed by the affiliate for a period of two years.  Employees transferring from the utility to the affiliate are expressly prohibited from using information gained from the utility in a discriminatory or exclusive fashion, to the benefit of the affiliate or to the detriment of other unaffiliated service providers.

			c.	When an employee of a utility is transferred, assigned,
or otherwise employed by the affiliate, the affiliate shall make a one-time payment to the utility in an amount equivalent to 25% of the employee's base annual compensation, unless the utility can demonstrate that some lesser percentage (equal to at least 15%) is appropriate for the class of employee included.  All such fees paid to the utility shall be accounted for in a separate memorandum account to track them for future ratemaking treatment
(i.e. credited to the Electric Revenue Adjustment Account or the Core and
Non-core Gas Fixed Cost Accounts, or other ratemaking treatment, as appropriate), on an annual basis, or as otherwise necessary to ensure that the utility's ratepayers receive the fees.  This transfer payment provision will not apply to clerical workers.  Nor will it apply to the initial transfer of employees to the utility's holding company to perform corporate support functions or to a separate affiliate performing corporate support functions, provided that that transfer is made during the initial implementation period of these rules or pursuant to a Section  851 application or other Commission proceeding.  However, the rule will apply to any subsequent transfers or assignments between a utility and its affiliates of all covered employees at a later time.

			d.	Any utility employee hired by an affiliate shall not
remove or otherwise provide information to the affiliate which the affiliate would otherwise be precluded from having pursuant to these Rules.

			e.	A utility shall not make temporary or intermittent
assignments, or rotations to its affiliates.

	H.	Transfer of Goods and Services:  To the extent that these Rules do not prohibit transfers of goods and services between a utility and its affiliates, all such transfers shall be subject to the following pricing provisions:

		1.	Transfers from the utility to its affiliates of goods and
services produced, purchased or developed for sale on the open market by the utility will be priced at fair market value. Transfers from an affiliate to the utility of goods and services produced, purchased or developed for sale on the open market by the affiliate shall be priced at no more than fair market value.

		2.	For goods or services for which the price is regulated by a
state or federal agency, that price shall be deemed to be the fair market value, except that in cases where more than one state commission regulates the price of goods or services, this Commission's pricing provisions govern.

		3.	Goods and services produced, purchased or developed for sale on the open market by the utility will be provided to its affiliates and unaffiliated companies on a nondiscriminatory basis, except as otherwise required or permitted by these Rules or applicable law.

		4.	Transfers from the utility to its affiliates of goods and
services not produced, purchased or developed for sale by the utility will be priced at fully loaded cost plus 5% of direct labor cost.

		5.	Transfers from an affiliate to the utility of goods and
services not produced, purchased or developed for sale by the affiliate will be priced at the lower of fully loaded cost or fair market value.

VI.  Regulatory Oversight

	A.	Compliance Plans:  No later than December 31, 1997, each utility shall file a compliance plan demonstrating to the Commission that there are adequate procedures in place that will preclude the sharing of information with its affiliates that is prohibited by these Rules. The utility should file its compliance plan as an advice letter with the Commission's Energy Division and serve it on the parties to this proceeding. The utility's compliance plan shall be in effect between the filing and a Commission determination of the advice letter. A utility shall file a compliance plan annually thereafter by advice letter served on all parties to this proceeding where there is some change in the compliance plan (i.e., when a new affiliate has been created, or the utility has changed the compliance plan for any other reason).

	B.	New Affiliate Compliance Plans:  Upon the creation of a new
affiliate which is addressed by these Rules, the utility shall immediately notify the Commission of the creation of the new affiliate, as well as posting notice on its electronic bulletin board. No later than 60 days after the creation of this affiliate, the utility shall file an advice letter with the Energy Division of the Commission, served on the parties to this proceeding. The advice letter shall demonstrate how the utility will implement these Rules with respect to the new affiliate.

	C.	Affiliate Audit:  No later than December 31, 1998, and every year thereafter, the utility shall have audits prepared by independent auditors that verify that the utility is in compliance with the Rules set forth herein. The utilities shall file this audit with the Commission's Energy Division beginning no later than December 31, 1998, and serve it on all parties to this proceeding. The audits shall be at shareholder expense.

	D.	Witness Availability:  Affiliate officers and employees shall be made available to testify before the Commission as necessary or required, without subpoena, consistent with the provisions of Public Utilities Code
Section 314.

VII.  Utility Products and Services

	A.	General Rule:  Except as provided for in these Rules, new products and services shall be offered through affiliates.

	B.	Definitions:  The following definitions apply for the purposes of this section (Section VII) of these Rules:

		1.	"Category" refers to a factually similar group of products and services that use the same type of utility assets or capacity.  For example,
"leases of land under utility transmission lines" or "use of a utility repair shop for third party equipment repair" would each constitute a separate product or service category.

		2.	"Existing" products and services are those which a utility is offering on the effective date of these Rules.

		3.	"Products" include use of property, both real and
intellectual, other than those uses authorized under General Order 69-C.

		1.	"Tariff" or "tariffed" refers to rates, terms and conditions of services as approved by this Commission or the Federal Energy Regulatory
Commission (FERC), whether by traditional tariff, approved contract or other such approval process as the Commission or the FERC may deem appropriate.

	C.	Utility Products and Services:  Except as provided in these Rules, a utility shall not offer nontariffed products and services. In no event shall a utility offer natural gas or electricity commodity service on a nontariffed basis. A utility may only offer for sale the following products and services:

		1.	Existing products and services offered by the utility pursuant to tariff;

		2.	Unbundled versions of existing utility products and services, with the unbundled versions being offered on a tariffed basis;

		3.	New products and services that are offered on a tariffed
basis; and

		4.	Products and services which are offered on a nontariffed basis and which meet the following conditions:

			a.	The nontariffed product or service utilizes a portion of
a utility asset or capacity;

			b.	such asset or capacity has been acquired for the purpose
of and is necessary and useful in providing tariffed utility services;

			c.	the involved portion of such asset or capacity may be
used to offer the product or service on a nontariffed basis without adversely affecting the cost, quality or reliability of tariffed utility products and services;

			d.	the products and services can be marketed with minimal or
no incremental capital, minimal or no new forms of liability or business risk being incurred by the utility, and minimal or no direct management control;
and

			c.	the utility offering is restricted to less than 1% of the
number of customers in its customer base.

	D.	Conditions Precedent to Offering New Products and Services:  This
Rule does not represent an endorsement by the Commission of any particular nontariffed utility product or service. A utility may offer new nontariffed products and services only if the Commission has adopted and the utility has established:

		1.	A mechanism or accounting standard for allocating costs to
each new product or service to prevent cross-subsidization between services a utility would continue to provide on a tariffed basis and those it would provide on a nontariffed basis;

		2.	A reasonable mechanism for treatment of benefits and revenues derived from offering such products and services, except that in the event the Commission has already approved a performance-based ratemaking mechanism for the utility and the utility seeks a different sharing mechanism, the utility should petition to modify the performance-based ratemaking decision if it wishes to alter the sharing mechanism, or clearly justify why this procedure is inappropriate, rather than doing so by application or other vehicle.

		3.	Periodic reporting requirements regarding pertinent
information related to nontariffed products and services; and

		4.	Periodic auditing of the costs allocated to and the revenues derived from nontariffed products and services.

	E.	Requirement to File an Advice Letter:  Prior to offering a new category of nontariffed products or services as set forth in Section VII C above, a utility shall file an advice letter in compliance with the following provisions of this paragraph.

		1.	The advice letter shall:
			a.	demonstrate compliance with these rules;

			b.	address the amount of utility assets dedicated to the
non-utility venture, in order to ensure that a given product or service does not threaten the provision of utility service, and show that the new product or service will not result in a degradation of cost, quality, or reliability of tariffed goods and services;

			c.	demonstrate that the utility has not received recovery in
the  Transition Cost Proceeding, A.96-08-001, or other applicable Commission proceeding, for the portion of the utility asset dedicated to the non-utility venture; and

			d.	address the potential impact of the new product or
service on competition in the relevant market.

		2.	In the absence of a protest alleging non-compliance with these
Rules or any law, regulation, decision, or Commission policy, or allegations of harm, the utility may commence offering the product or service 30 days after submission of the advice letter.

		3.	A protest of an advice letter filed in accordance with this
paragraph shall include:

			a.	An explanation of the specific Rules, or any law,
regulation, decision, or Commission policy the utility will allegedly violate by offering the proposed product or service, with reasonable factual detail;
or

			b.	An explanation of the specific harm the protestant will
allegedly suffer.

		4.	If such a protest is filed, the utility may file a motion to dismiss the protest within 5 working days if it believes the protestant has failed to provide the minimum grounds for protest required above.  The protestant has 5 working days to respond to the motion.

		1.	The intention of the Commission is to make its best reasonable efforts to rule on such a motion to dismiss promptly.  Absent a ruling granting a motion to dismiss, the utility shall begin offering that category of products and services only after Commission approval through the normal advice letter process.

	F.	Existing Offerings:  Unless and until further Commission order to the contrary as a result of the advice letter filing or otherwise, a utility that is offering tariffed or nontariffed products and services, as of the effective date of this decision, may continue to offer such products and services, provided that the utility complies with the cost allocation and reporting requirements in this rule. No later than January 30, 1998, each utility shall submit an advice letter describing the existing products and services (both tariffed and nontariffed) currently being offered by the utility and the number of the Commission decision or advice letter approving this offering, if any, and requesting authorization or continuing authorization for the utility's continued provision of this product or service in compliance with the criteria set forth in Rule VII. This requirement applies to both existing products and services explicitly approved and not explicitly approved by the Commission.

	G.	Section 851 Application:  A utility must continue to comply fully with the provisions of Public Utilities Code Section 851 when necessary or useful utility property is sold, leased, assigned, mortgaged, disposed of, or otherwise encumbered as part of a nontariffed product or service offering by the utility. If an application pursuant to Section 851 is submitted, the utility need not file a separate advice letter, but shall include in the application those items which would otherwise appear in the advice letter as required in this Rule.

	H.	Periodic Reporting of Nontariffed Products and Services:  Any
utility offering nontariffed products and services shall file periodic reports with the Commission's Energy Division twice annually for the first two years following the effective date of these Rules, then annually thereafter unless otherwise directed by the Commission. The utility shall serve periodic reports on the service list of this proceeding. The periodic reports shall contain the following information:

		1.	A description of each existing or new category of nontariffed products and services and the authority under which it is offered;

		2.	A description of the types and quantities of products and
services contained within each category (so that, for example, "leases for agricultural nurseries at 15 sites" might be listed under the category
"leases of land under utility transmission lines," although the utility would not be required to provide the details regarding each individual lease);

		3.	The costs allocated to and revenues derived from each
category; and

		4.	Current information on the proportion of relevant utility
assets used to offer each category of product and service.

	I.	Offering of Nontariffed Products and Services to Affiliates:
Nontariffed products and services which are allowed by this Rule may be offered to utility affiliates only in compliance with all other provisions of these Affiliate Rules. Similarly, this Rule does not prohibit affiliate transactions which are otherwise allowed by all other provisions of these Affiliate Rules.